                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:
[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
[X]  Definitive Proxy Statement              Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                    Aspect Telecommunications Corporation
           ------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


           ------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (2) Aggregate number of securities to which transaction applies:

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

Notes:

                               [LOGO OF ASPECT]

March 23, 1999

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Aspect Telecommunications Corporation, to be held on April 29, 1999. Enclosed are the Secretary's notice of this meeting, a proxy statement, and a form of proxy. Please note that the meeting will be held at 4:00 p.m., at the Company's facilities located at 1730 Fox Drive, San Jose, California 95131.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the meeting, so please complete and return the enclosed proxy as soon as possible.

Sincerely,

/s/ James R. Carreker
James R. Carreker
Chairman, President and Chief Executive Officer

                     ASPECT TELECOMMUNICATIONS CORPORATION

                               -----------------

                   Notice of Annual Meeting of Shareholders

                                April 29, 1999

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Aspect Telecommunications Corporation (the Company), a California corporation, will be held on April 29, 1999 at 4:00 p.m., at 1730 Fox Drive, San Jose, California 95131, for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve the adoption of the 1999 Equity Incentive Plan and the reservation of 1,500,000 shares of the Company's Common Stock for issuance pursuant to exercise of stock options granted thereunder.

    3. To approve an amendment to the 1990 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares.

    4. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

    5. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on March 3, 1999 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

To assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder returned a proxy.

/s/ Craig W. Johnson

Craig W. Johnson, Secretary

San Jose, California
March 23, 1999

                     ASPECT TELECOMMUNICATIONS CORPORATION

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 29, 1999
                                      AND
                    ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

                          ---------------------------

                               TABLE OF CONTENTS

                                PROXY STATEMENT

                                                                          Page
INFORMATION CONCERNING SOLICITATION AND VOTING...........................    1
PROPOSAL NO. 1 - ELECTION OF DIRECTORS...................................    2
PROPOSAL NO. 2 - APPROVAL OF THE 1999 EQUITY INCENTIVE PLAN..............    4
PROPOSAL NO. 3 - AMENDMENT TO THE 1990 EMPLOYEE STOCK PURCHASE PLAN......    7
PROPOSAL NO. 4 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
 AUDITORS................................................................   10
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT..............   11
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................   13
EXECUTIVE COMPENSATION...................................................   13
COMPENSATION COMMITTEE REPORT............................................   16
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION..............   17
COMPANY STOCK PRICE PERFORMANCE..........................................   18
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.....   18
STOCK OPTION PLAN INFORMATION............................................   19
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS............................   19
OTHER MATTERS............................................................   19

                    ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

SELECTED CONSOLIDATED FINANCIAL DATA.....................................  F-1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...............................................  F-2
CONSOLIDATED BALANCE SHEETS as of December 31, 1998 and 1997............. F-13
CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 1998,
 1997 and 1996........................................................... F-14
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 for the years ended December 31, 1998, 1997 and 1996.................... F-15
CONSOLIDATED STATEMENTS OF CASH FLOWS
 for the years ended December 31, 1998, 1997 and 1996.................... F-16
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................... F-17
INDEPENDENT AUDITORS' REPORT............................................. F-32
QUARTERLY FINANCIAL DATA (unaudited)..................................... F-33
CORPORATE INFORMATION

                     ASPECT TELECOMMUNICATIONS CORPORATION

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Aspect Telecommunications Corporation (Aspect or the Company) for use at the Annual Meeting of Shareholders (Annual Meeting) to be held April 29, 1999, at 4:00 p.m., or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's facilities located at 1730 Fox Drive, San Jose, California 95131. The telephone number at that location is +1 (408) 325-2200.

These proxy solicitation materials were mailed on or about March 23, 1999, to all shareholders entitled to vote at the meeting. The cost of soliciting these proxies will be borne by the Company. The Company has retained the services of Georgeson and Company (Georgeson) to solicit proxies and distribute materials to brokerage houses, banks, custodians, and other institutional owners. The Company will pay Georgeson a fee of approximately $7,500 for these services, plus expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company may conduct further solicitation personally, by telephone, or by facsimile through its officers, directors, and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, by delivering to the Company, at its office at 1730 Fox Drive, San Jose, California 95131 (Attention: Eric J. Keller, Senior Vice President, Finance and Chief Financial Officer), a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting and Solicitation

Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes not be cast for more than five candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

Only shareholders of record at the close of business on March 3, 1999, are entitled to notice of and to vote at the meeting. At the record date, 48,761,206 shares of the Company's Common Stock, with a par value of $.01 per share, were issued and outstanding.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors where the five candidates receiving the highest number of affirmative votes will be elected, all other items to be submitted at the annual meeting for shareholder approval will require for such approval: (i) the affirmative vote of a majority of those shares present and voting, and (ii) the affirmative vote of a majority of the required quorum. The required quorum is a majority of the shares issued and outstanding on the record date, represented either in person or by proxy. Votes that are cast for or against a proposal, abstentions, and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. For purposes of determining the number of shares voting on a particular proposal, votes cast for or against a proposal and abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Thus, an abstention will have the same effect as a vote against the proposal, and broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

Aspect Telecommunications Corporation                           Proxy Statement

Any proxy which is returned using the form of proxy enclosed and which is not marked as to the particular item will be voted for the election of directors, for approval of the 1999 Equity Incentive Plan, for the amendment to the 1990 Employee Stock Purchase Plan, for the ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked.

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees

A board of five directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below. In the event that any nominee of the Company is unable to or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee listed below will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.

The names of the nominees, their ages, and certain other information about them as of February 28, 1999 are set forth below:

                                                                                              Director
Name of Nominee          Age Principal Occupation                                              Since
---------------          --- --------------------                                             --------
James R. Carreker.......  52 Chairman, President and Chief Executive Officer of the Company     1985
Craig A. Conway.........  44 President and Chief Executive Officer of One Touch Systems, Inc.    N/A
Debra J. Engel..........  46 Executive Advisor to 3Com Corporation                              1996
Norman A. Fogelsong.....  47 Venture Capitalist with Institutional Venture Partners             1985
John W. Peth............  50 President and Chief Executive Officer of                           1992
                             Business Resource Group

Except as set forth below, each of the nominees has been engaged in his or her principal occupation set forth above during the past five years. There are no family relationships among the directors or executive officers of the Company.

Mr. Carreker, a founder of the Company, has served as Chief Executive Officer and as a director of the Company since its inception in August 1985. He has served as Chairman of the Company's Board of Directors since October 1995 and resumed the position of President of the Company in January 1999. Since January 1997, Mr. Carreker has also served as a director of Herman Miller, Inc., a company that manufactures and sells office systems products and services.

Mr. Conway has been President and Chief Executive Officer of One Touch Systems, Inc., an interactive broadcast network company, since April 1997. From November 1993 to May 1996, Mr. Conway served as President and Chief Executive Officer of TGV Software, a networking software company acquired by Cisco Systems. Prior to 1993, Mr. Conway held a variety of senior executive positions with technology companies including Oracle Corporation, where he served eight years, most recently as Executive Vice President, Sales and Marketing.

Ms. Engel has been a director of the Company since May 1996. Ms. Engel is currently an Executive Advisor to 3Com Corporation, a data networking products and services company. Until August 1998, Ms. Engel served as Senior Vice President of Corporate Services of 3Com Corporation. Prior to joining 3Com in November 1983, as Vice President, Human Resources, Ms. Engel was with Hewlett-Packard Company for seven years, most recently as Corporate Staffing Manager at Hewlett-Packard's corporate headquarters.

Aspect Telecommunications Corporation                           Proxy Statement

Mr. Fogelsong has been a director of the Company since September 1985. Since March 1989, Mr. Fogelsong has been a venture capitalist with Institutional Venture Partners, a venture capital investment firm. Between March 1980 and February 1989, Mr. Fogelsong was a venture capitalist with Mayfield Fund, a venture capital investment firm. Mr. Fogelsong is also a director of Concur Technologies, Inc., as well as several privately owned technology companies.

Mr. Peth has been a director of the Company since May 1992. Since December 1997, Mr. Peth has been the President and Chief Executive Officer of Business Resource Group, a provider of office workspace products and services. He has also served on the Board of Business Resource Group since June 1995. From April 1991 through March 1997, Mr. Peth served as an executive officer of TAB Products Company (TAB), an office filing and furniture systems manufacturer and distributor, most recently as acting President and Chief Executive Officer. He served on the Board of Directors of TAB from April 1991 through January 1997. From December 1989 to March 1991, Mr. Peth served as the Office Managing Partner, San Jose Region, for Deloitte & Touche LLP, a public accounting firm.

Board Meetings and Committees

The Board of Directors held a total of eleven meetings during the year ended December 31, 1998. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

The Audit Committee of the Board of Directors currently consists of directors Fogelsong and Peth, and held five meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors, and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

The Compensation Committee of the Board of Directors currently consists of directors Engel and Mr. James Patterson. Mr. Patterson will not be standing for re-election to the Board at this meeting. Following the meeting, it is expected that the Compensation Committee will be composed of directors Conway, Engel and Fogelsong. The Committee held six meetings during the last fiscal year. This Committee determines policy on executive compensation and makes recommendations to the Board of Directors concerning the Company's stock and option plans.

During the last fiscal year, each director attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which he or she serves.

Nonemployee directors are compensated for their service to the Company as follows:

1. They are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings.

2. Each receives payments under the Annual Retainer Compensation Plan for the Board of Directors. This plan allows eligible nonemployee directors to elect to receive compensation in either cash or stock initially valued at $24,000 per year. Each director who elects to receive compensation in stock, also receives an additional cash payment in the amount of $1,200 per quarter, designed to help offset the tax liability associated with the stock grant.

3. They are granted options annually under the 1998 Directors' Stock Option Plan. Nonemployee directors who are newly appointed to the Board receive options to purchase 24,000 shares of Common Stock upon election to the Company's Board of Directors. Directors continuing to serve on the Board receive options to purchase 6,000 shares of Common Stock yearly as long as they meet the eligibility requirements of the Plan.

Required Vote

The five nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors of the Company. Votes against any nominee and votes withheld have no legal effect under California law.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL OF THE NOMINEES LISTED ABOVE.

Aspect Telecommunications Corporation                           Proxy Statement
          PROPOSAL NO. 2 - APPROVAL OF THE 1999 EQUITY INCENTIVE PLAN

General

The 1999 Equity Incentive Plan was adopted by the Board of Directors on February 23, 1999, and the Board has reserved a total of 1,500,000 shares of Common Stock for issuance thereunder. The 1999 Equity Incentive Plan replaces the Company's 1989 Stock Option Plan which expires on March 30, 1999. It will become effective upon adoption by the Shareholders. The 1999 Equity Incentive Plan provides for grants to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the Code), as amended, and for grants of nonstatutory stock options to employees (including officers and employee directors) and consultants of the Company or any subsidiary or any affiliate of the Company. The purpose of the 1999 Equity Incentive Plan is to attract and retain the best available individuals for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

The 1999 Equity Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provision of the Employee Retirement Income Security Act of 1974, as amended.

Summary of the 1999 Equity Incentive Plan

The following is a summary of the principal features of the 1999 Equity Incentive Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1999 Equity Incentive Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer at the Company's principal offices at 1730 Fox Drive, San Jose, California 95131.

Administration

The 1999 Equity Incentive Plan may be administered by the Board of Directors or a committee appointed by the Board. All questions of interpretation or application of the 1999 Equity Incentive Plan are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

The 1999 Equity Incentive Plan provides that incentive stock options may be granted only to employees (including officers and employee directors) of the Company or any subsidiary or any affiliate of the Company, while nonstatutory stock options may be granted to employees (including officers and employee directors) and consultants of the Company or any subsidiary or any affiliate of the Company.

Grant and Exercise of Option

The 1999 Equity Incentive Plan provides that the maximum number of shares of Common Stock which may be granted to any individual during any fiscal year shall be 500,000, subject to adjustment as provided in the Plan. In addition, no person may hold in a calendar year more than $100,000 worth of incentive stock options that first become exercisable in that calendar year. To the extent options have been issued to a person above the $100,000 limit, such options are treated as nonstatutory stock options.

Unless otherwise determined by the Board of Directors or its appointed committees at the time of grant, an option granted under the 1999 Equity Incentive Plan is not transferable by the optionee other than by will or the laws of descent or distribution. Each option is exercisable, during the lifetime of the optionee, only by such optionee, or by a transferee permitted under the 1999 Equity Incentive Plan.

The Board of Directors or its appointed committees determines when options may be exercised. Options generally remain exercisable for up to 60 days (or such other period of time as is determined by the Board of Directors or its appointed committee, but in the case of an Incentive Stock Option not to exceed three months, with such determination being made at the time of grant) following the optionee's termination of service as an employee or

Aspect Telecommunications Corporation                           Proxy Statement
consultant of the Company or any subsidiary or any affiliate of the Company, unless such termination is a result of death or of total and permanent disability, in which case the options remain exercisable for up to a six-month period.

Exercise Price and Term of Options

The exercise price of stock options granted under the 1999 Equity Incentive Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option provided that the exercise price of an incentive stock option granted to an optionee who immediately before the grant of such option owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (a 10% Shareholder) may not be less than 110% of the fair market value of a share of the Company's Common Stock on the date of grant of the option. Fair market value is defined in the 1999 Equity Incentive Plan to be the closing sale price of the Company's Common Stock on the Nasdaq National Market (or such other stock exchange on which the Common Stock is listed) on the date of grant (or, in the event that the Common Stock is not traded on such date, on the last preceding trading date for which such quotation exists). Incentive stock options may not have a term of more than ten years. Furthermore, the maximum term for an incentive stock option granted to a 10% Shareholder is five years. No option may be exercised by any person after its term expires.

Adjustments Upon Changes in Capitalization

In the event any change such as a stock split or dividend is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price, in the number of shares subject to each option, and in the limitation on grants to employees, as well as in the number of shares available for issuance under the Equity Incentive Plan.

Merger or Sale of Assets

In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation, or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each option shall be assumed or an equivalent option substituted by the successor corporation, unless the successor corporation does not agree to assume the options or to substitute equivalent options, in which case such options shall accelerate and the options shall become exercisable in full (including with respect to shares as to which the options would not otherwise be vested and exercisable) prior to consummation of the transaction at such time and on such conditions as the Board of Directors shall determine.

Amendment and Termination

The Board may amend the 1999 Equity Incentive Plan at any time or from time to time or may terminate it without approval of the shareholders, except that shareholder approval shall be obtained as required by applicable laws. However, no action by the Board or shareholders may alter or impair any option previously granted under the 1999 Equity Incentive Plan, unless the optionee consents. In addition, shareholder approval shall be obtained prior to the reduction of the exercise price of outstanding options to the then current fair market value. The Equity Incentive Plan shall terminate on February 23, 2009. Any options outstanding at that time under the 1999 Equity Incentive Plan shall remain outstanding until they expire by their own terms.

U.S. Federal Income Tax Information

The following is a brief summary of the effect of U.S. federal income taxation on the optionee and the Company with respect to the grant and exercise of options under the 1999 Equity Incentive Plan. This summary does not purport to be complete, and does not discuss the income tax laws of any municipality, state, or foreign country in which an optionee may reside. The Company advises all eligible employees and consultants to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of stock acquired upon such exercises under the 1999 Equity Incentive Plan.

Options granted under the 1999 Equity Incentive Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory stock options.

Aspect Telecommunications Corporation                           Proxy Statement

If an option granted under the 1999 Equity Incentive Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no regular tax liability upon its exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax (see discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercise of the option by the optionee, any gain will be treated as long-term capital gain. If both of these holding periods are not satisfied (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The maximum tax rate on long-term capital gain under current federal income tax laws is 20%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee generally will recognize ordinary income for tax purposes generally measured as the excess of the then fair market value of the shares over the option exercise price. The taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company. The optionee's holding period for long-term capital gain purposes commences as of the date he or she recognizes ordinary income with respect to an option exercise. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option, will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from the date of exercise.

The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option.

Alternative Minimum Tax

The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,000 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

Required Vote

The affirmative vote of the holders of a majority of the Company's Common Stock who are present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the adoption of the 1999 Equity Incentive Plan and the reservation of 1,500,000 shares of Common Stock for issuance thereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1999 EQUITY INCENTIVE PLAN AND THE RESERVATION OF 1,500,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

Aspect Telecommunications Corporation                           Proxy Statement

      PROPOSAL NO. 3 - AMENDMENT TO THE 1990 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, the Company's shareholders are being asked to amend the 1990 Employee Stock Purchase Plan (the Purchase Plan) to reserve an additional 500,000 shares of Common Stock for issuance thereunder.

The Board of Directors recently approved certain amendments to the Purchase Plan that will take effect for the offering period commencing on August 16, 1999 which do not require shareholder approval under applicable law but which are described in this paragraph. The maximum number of shares a Purchase Plan participant can purchase in any six-month offering period is now limited to 250 shares (as adjusted for changes in the capitalization of the Company or changes in the length of an offering period). In addition, the Board of Directors has reserved the right to terminate the Purchase Plan and/or the ongoing offering period if continuation of the Purchase Plan and/or the offering period would cause the Company to incur an adverse accounting treatment as a result of a change in generally accepted accounting principles.

General

The Purchase Plan was adopted by the Board of Directors in March 1990 and was approved by the Company's shareholders in April 1990. A total of 800,000 shares of Common Stock were originally reserved for issuance. Shareholders approved increases to the number of shares of Common Stock reserved for issuance under the plan by 800,000 shares in May 1992, by 500,000 shares in May 1996 and by 1,000,000 in May 1998, bringing the total reserved shares to 3,100,000. At a meeting on March 12, 1999, the Board of Directors amended the Purchase Plan, subject to shareholder approval, to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, for a total of 3,600,000 reserved shares and to amend the provisions as described above.

As of February 28, 1999, 2,495,183 shares of Common Stock had been purchased pursuant to the Purchase Plan and 604,817 shares remained available for purchase (not including the additional 500,000 shares reserved by the Board of Directors, for which shareholder approval is being requested).

The Purchase Plan has two six-month offering periods each year commencing on February 16 and August 16, or at such time or times as may be determined by the Board of Directors. The Board of Directors may change the duration of the offering period by announcement at least 15 days prior to the start of the first offering period to be affected. During an offering period, an eligible employee may make payroll deductions for the purpose of exercising an option that is granted on the first day of the offering period. The Purchase Plan was implemented by the Company effective January 1, 1991. The Purchase Plan is intended to qualify under Section 423 of the Code.

Summary of the 1990 Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan, as amended. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer at the Company's principal offices at 1730 Fox Drive, San Jose, California 95131.

Purpose

The purpose of the Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions.

Administration

The Purchase Plan may be administered by the Board of Directors or committees appointed by the Board. At the present time, the Purchase Plan is being administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive, and binding upon all participants.

Aspect Telecommunications Corporation                           Proxy Statement

Eligibility and Participation

Employees (including officers and employee directors) who are employed with the Company (including subsidiaries of the Company approved by the Board of Directors) for at least twenty hours per week and five months per calendar year as of the first business day of each offering period of the Purchase Plan (the Enrollment Date), are eligible to participate in the Purchase Plan and are subject to certain limitations imposed by Section 423(b) of the Code and limitations on stock ownership as set forth in the Purchase Plan. No employee shall be granted an option under the Purchase Plan if (i) immediately after the grant, such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) if such option would permit such employee to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate that exceeds $25,000 worth of stock for each calendar year in which such option is outstanding at any time. A total of approximately 1,937 employees were eligible to participate in the Purchase Plan on December 31, 1998.

Eligible employees become participants in the Purchase Plan by filing with the Company a subscription agreement authorizing payroll deductions prior to the applicable Enrollment Date, unless a late time for filing the subscription agreement has been set by the Board of Directors. Payroll deductions commence on the first payroll following the Enrollment Date and end on the last payroll paid on or prior to the last day (the Exercise Date) of the offering period to which the subscription agreement is applicable, unless sooner terminated by the participant.

Grant and Exercise of Option

At the beginning of an offering period, each participant is granted an option to purchase that number of shares equal to up to 10% of the participant's aggregate compensation received on each payday during the offering period divided by the lower of 85% of the fair market value of a share of the Company's Common Stock (i) at the beginning of the offering period or (ii) at the end of the offering period, subject to the limitations set forth below. In no event may an employee be granted an option under the Purchase Plan provided that in no event shall a participant be permitted to purchase more than 250 shares (as adjusted for stock splits, recapitalizations and the like) of Common Stock under the Purchase Plan in any one six-month offering period. In addition, such purchases shall be subject to the other limitations set forth in the Purchase Plan. The Company may make a pro rata reduction in the number of shares subject to options if the total number of shares that would otherwise be subject to options granted at the beginning of an offering period exceeds the number of remaining available shares in the Purchase Plan. Unless an employee withdraws his or her participation in the Purchase Plan by giving written notice to the Company of his or her election to withdraw all accumulated payroll deductions prior to the end of an offering period, the employee's option for the purchase of shares will be exercised automatically at the end of the offering period. The maximum number of full shares subject to the option that are purchasable with the accumulated payroll deductions in his or her account will be purchased at the applicable purchase price determined, as provided below. During his or her lifetime, a participant's option to purchase shares under the Purchase Plan is exercisable only by the participant.

Purchase Price

The purchase price per share at which shares are sold to participating employees under the Purchase Plan is the lower of (i) 85% of the fair market value per share of the Common Stock at the time the option is granted at the commencement of the offering period, or (ii) 85% of the fair market value per share of the Common Stock at the time the option is exercised on the last day of the offering period. The fair market value of the Common Stock on a given date shall be the closing sale price of the Common Stock for such date, as reported on the Nasdaq National Market (or in the event that the Common Stock is not traded on such date, on the last preceding trading date for which such quotation exists).

Payroll Deductions

Money to purchase shares under the Purchase Plan is accumulated by payroll deductions over the offering period. The deduction may not be less than 1% or more than 10% of a participant's aggregate compensation during the offering period. A participant may discontinue or decrease his or her payroll deduction percentage, but may not increase his or her rate of payroll deductions at any time during the offering period. The Board of Directors is authorized to limit the number of participation rate decreases during any offering period. A participant's payroll deduction may be decreased to 0% if the aggregate of his or her payroll deductions for a calendar year would result in the participant purchasing shares in excess of any of the limitations set forth in the Purchase Plan.

Aspect Telecommunications Corporation                           Proxy Statement

Termination of Employment

In the event an employee fails to remain an employee of the Company for at least 20 hours per week during the applicable offering period, for any reason, including retirement or death, the participant will be deemed to have withdrawn from the Purchase Plan and the participant's option will be terminated. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto, as provided in the Purchase Plan.

Adjustment Upon Changes in Capitalization

In the event any change is made in the Company's capitalization in the middle of an offering period, such as a stock split or stock dividend, which results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment shall be made in the purchase price, the number of shares subject to options under the Purchase Plan and in the maximum number of shares that can be purchased by a participant during an offering period provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."

In the event of a proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Purchase Plan shall be assumed or an equivalent substitute option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board of Directors elects to shorten the Offering Period then in progress by setting a new purchase date and notifying the optionees of the change in their purchase date.

Amendment and Termination of the Plan

The Board of Directors may at any time amend or terminate the Purchase Plan, but no amendment or termination shall be made that would impair the rights of any participant during an offering period in progress, without his or her consent, provided, however, that an offering period may be terminated or modified if the Board of Directors determines that the termination or modification of the Purchase Plan is in the best interest of the Company and its shareholders or if continuation of the Purchase Plan and/or offering period would cause the Company to incur an adverse accounting treatment as a result of a change in generally accepted accounting principles. In addition, the Company shall obtain shareholder approval of any amendment to the Purchase Plan in such a manner and to the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, and/or any other applicable law or regulation. The Purchase Plan will expire in March 2010, unless sooner terminated by the Board of Directors.

The Board of Directors may at any time, except during an offering period in progress, without shareholder consent and without regard to whether any participant rights may be adversely affected, establish limitations or procedures as the Board of Directors determines advisable, provided, however, that such limitations or procedures are consistent with the Purchase Plan.

U.S. Federal Income Tax Information

The following is a brief summary of the effect of U.S. federal income taxation on the optionee and the Company with respect to the grant and exercise of options under the Purchase Plan. This summary does not purport to be complete, and does not discuss the income tax laws of any municipality, state, or foreign country in which an optionee may reside. The Company advises all eligible employees to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of stock acquired upon such exercises under the Purchase Plan.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax; the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of in a "qualifying disposition," defined as being held more than two years from the first day of the offering period and more than one year from the date of transfer of the stock to the participant, then the

Aspect Telecommunications Corporation                           Proxy Statement
participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period.
Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of in a "disqualifying disposition" (i.e., before the expiration of the aforementioned qualifying holding periods), the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is entitled to a tax deduction for income tax purposes for the amount that is taxed to participants as ordinary income from disqualifying dispositions. The Company will be entitled to such deduction at the time that participants recognize ordinary income.

Required Vote

The amendment to the Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock who are present in person or by proxy and entitled to vote at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1990 EMPLOYEE STOCK PURCHASE PLAN, WHICH WILL INCREASE SHARES AUTHORIZED AND RESERVED UNDER THE PLAN BY 500,000 SHARES.

   PROPOSAL NO. 4 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 1999, and recommends that the shareholders vote for ratification of such appointment. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Deloitte & Touche LLP (or its predecessor Deloitte, Haskins & Sells, an accounting firm that merged with a second public accounting firm to form Deloitte & Touche
LLP) has audited the Company's financial statements since 1986. One or more representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares represented and voting at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Aspect Telecommunications Corporation                           Proxy Statement
          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to the beneficial ownership of the Company's Common Stock, as to (i) each person who is known by the Company to beneficially own 5% or more of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers (as defined hereafter) and (iv) all directors and executive officers as a group. The information set forth below is as of February 28, 1999.


5% Shareholders, Directors, Named Executive   Shares Beneficially Owned (1)
Officers, and Directors and Executive         ---------------------------------
Officers as a Group                               Number           Percent
-------------------------------------------       ------           -------
Massachusetts Financial Services Company
 (2).........................................     5,848,579          12.0%
500 Boylston Street
Boston, MA 02116
Entities affiliated with FMR Corp. (3).......     5,316,260          10.9%
82 Devonshire Street
Boston, MA 02109
Oak Associates, Ltd. (4).....................     2,775,000           5.7%
3875 Embassy Parkway, Suite 250
Akron, OH 44333
James R. Carreker (5)........................     1,606,016           3.3%
Debra J. Engel (6)...........................        22,620            *
Norman A. Fogelsong (7)......................     1,024,872           2.1%
James L. Patterson (8).......................        48,620            *
John W. Peth (9).............................        36,620            *
Dennis L. Haar (10)..........................       389,706            *
Eric J. Keller (11)..........................        95,287            *
Robert A. Blatt (12).........................       180,106            *
Kathleen M. Cruz (13)........................        44,478            *
Clyde D. Foster (14).........................        25,131            *
Mark J. Meltzer (15).........................        75,015            *
All directors and executive officers as a
 group (13 persons) (16).....................     3,560,149           7.1%

-------
* Less than 1%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Massachusetts Financial Services Company (MFS) has sole voting power over 5,714,579 shares and sole depositive power over 5,848,579 shares. This information was determined as of December 31, 1998, from Schedule 13G dated February 11, 1999, as filed by MFS with the Securities and Exchange Commission.

(3) Includes 4,780,700 shares of Common Stock owned by investment funds (the Funds) managed by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940. Edward C. Johnson III (Chairman of FMR Corp.), FMR Corp. and the Funds each have sole power to dispose of the shares owned by the Funds. Also includes 535,560 shares of Common Stock owned by Fidelity Management Trust Company. Edward C. Johnson III and FMR Corp. each have sole power to dispose of these shares and sole power to vote 290,460 shares. The power to vote 245,100 shares has been retained by institutional accounts for whom Fidelity Management Trust Company acts as an investment manager. This information was determined as of December 31, 1998, from Schedule 13G dated February 16, 1999, as filed by FMR Corp. with the Securities and Exchange Commission.

Aspect Telecommunications Corporation                           Proxy Statement

(4) Oak Associates, Ltd. has sole voting power over 2,775,000 shares and shared depositive power over 2,775,000 shares. This information was determined as of December 31, 1998, from Schedule 13G dated February 16, 1999, as filed by Oak Associates, Ltd. with the Securities and Exchange Commission.

(5) Includes 1,080,140 shares held by the Carreker Family Trust and 400 shares owned directly. Also includes 31,000 shares held by the Arbutus Educational Trust, a charitable remainder trust of which Mr. Carreker is the trustee; and 494,476 shares issuable pursuant to options that are exercisable by Mr. Carreker within 60 days of February 28, 1999.

(6) Includes 10,620 shares owned directly. Also includes 12,000 shares issuable pursuant to options that are exercisable by Ms. Engel within 60 days of February 28, 1999.

(7) Includes 743,872 shares held by the Fogelsong Family Trust. Also includes 275,000 shares held of record by Institutional Venture Partners for which Mr. Fogelsong works as a venture capitalist and for which he disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein. Also includes 6,000 shares issuable pursuant to options that are exercisable by Mr. Fogelsong within 60 days of February 28, 1999.

(8) Includes 42,620 shares held by the Patterson Family Trust. Also includes 6,000 shares issuable pursuant to options that are exercisable by Mr. Patterson within 60 days of February 28, 1999. Mr. Patterson will not be standing for reelection at the Annual Meeting of Shareholders.

(9) Includes 30,620 shares owned directly. Also includes 6,000 shares issuable pursuant to options that are exercisable by Mr. Peth within 60 days of February 28, 1999.

(10) Includes 39,180 shares owned directly. Also includes 350,526 shares issuable pursuant to options that are exercisable by Mr. Haar within 60 days of February 28, 1999. As of January 31, 1999, Mr. Haar transitioned from a Named Executive Officer to a part-time employee. Mr. Haar is expected to continue to provide certain advisory services until July 31, 1999.

(11) Includes 3,101 shares owned directly. Also includes 92,186 shares issuable pursuant to options that are exercisable by Mr. Keller within 60 days of February 28, 1999.

(12) Includes 19,745 shares owned directly. Also includes 160,361 shares issuable pursuant to options that are exercisable by Mr. Blatt within 60 days of February 28, 1999.

(13) Includes 106 shares owned directly. Also includes 44,372 shares issuable pursuant to options that are exercisable by Ms. Cruz within 60 days of February 28, 1999.

(14) Includes 3,404 shares owned directly. Also includes 21,727 shares issuable pursuant to options that are exercisable by Mr. Foster within 60 days of February 28, 1999. Mr. Foster's status changed from an executive officer to a nonexecutive officer on December 18, 1998.

(15) Includes 42,933 shares owned directly. Also includes 32,082 shares issuable pursuant to options that are exercisable by Mr. Meltzer within 60 days of February 28, 1999. Mr. Meltzer's status changed from an executive officer to a nonexecutive officer on December 18, 1998.

(16) Includes 1,235,731 shares issuable pursuant to options that are exercisable within 60 days of February 28, 1999 by all directors, Named Executive Officers and other individuals who were executive officers as of December 31, 1998.

Aspect Telecommunications Corporation                           Proxy Statement

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into a Severance Agreement with former officer Dennis
L. Haar, who resigned his position as Executive Vice President, Channels, effective January 31, 1999. Mr. Haar is expected to continue to provide certain advisory services for the Company. In exchange for such services and other agreed conditions, the Company will continue Mr. Haar's base pay and benefits through July 31, 1999.

In March 1999, the Company offered employment agreements to each of its officers. Pursuant to the terms of the agreements, if an officer is involuntarily terminated other than for cause or is constructively terminated within 12 months of a change of control of the Company, the officer is entitled to certain severance benefits, including acceleration of vesting and continuation of base salary and benefits for up to twelve months.

                            EXECUTIVE COMPENSATION

The following table presents compensation paid by the Company for services rendered during fiscal years 1998, 1997 and 1996 for (i) the Chief Executive Officer (CEO), (ii) the four most highly compensated executive officers (other than the CEO) serving at the end of the last fiscal year whose salary plus bonus exceeded $100,000 in fiscal 1998 and (iii) two former executive officers who would have been included in the category described in subsection (ii) had they still been executive officers of the Company at the end of fiscal 1998 (the group of seven individuals collectively referred to hereinafter as the Named Executive Officers). The information set forth below is for years ended December 31.

                          Summary Compensation Table

                                                    Long-Term
                                   Annual         Compensation
                                Compensation         Awards
                              ----------------- -----------------
                                                       Securities
Name and Principal                              Stock  Underlying     All Other
Position                 Year  Salary   Bonus   Awards Options (1) Compensation (2)
------------------       ---- -------- -------- ------ ----------  ----------------

James R. Carreker....... 1998 $299,363 $119,475   -      50,000        $ 4,860
 Chairman, President and 1997 $276,884 $197,858   -      75,000        $ 4,810
 Chief Executive Officer 1996 $254,021 $203,123   -      60,000        $ 4,590

Dennis L. Haar (3)...... 1998 $272,980 $124,740   -      50,000        $ 7,318
 Executive Vice
  President,             1997 $255,958 $130,211  $201    75,000        $ 6,286
 Channels                1996 $221,397 $145,001   -      80,000        $ 5,178

Eric J. Keller (4)...... 1998 $252,062 $ 96,960   -      40,000        $ 6,157
 Senior Vice President,
  Finance                1997 $236,992 $ 70,206   -      25,000        $ 6,024
 and Chief Financial
  Officer                1996 $215,132 $ 96,011   -     100,000        $ 5,397

Robert A. Blatt......... 1998 $228,800 $ 71,150   -      40,000        $ 5,125
 Vice President,         1997 $189,425 $ 71,983  $225    35,000        $ 5,008
 Corporate Development   1996 $154,475 $ 47,812   -      30,000        $ 4,817

Kathleen M. Cruz (5).... 1998 $217,837 $ 36,113   -      25,000        $ 5,991
 Senior Vice President,  1997 $207,077 $ 38,504   -      10,000        $ 5,892
 Information Technology
  and                    1996 $108,508 $ 27,891   -      60,000        $ 3,203
 Chief Information
  Officer

Clyde D. Foster (6)..... 1998 $198,905 $132,773   -      20,000        $ 5,335
 Vice President,         1997 $183,650 $ 25,813   -       3,000        $ 5,285
 Global Solution
  Services               1996 $125,895 $ 75,813   -      28,000        $   460

Mark J. Meltzer (7)..... 1998 $228,013 $ 67,800   -        -           $ 2,034
 Vice President,         1997 $122,552 $ 23,287   -      70,000        $48,567
 General Counsel         1996    -        -       -        -              -

-------
(1) No stock appreciation rights (SARs) were granted in the periods presented.

Aspect Telecommunications Corporation                           Proxy Statement


(2) Amounts shown include Company matching contributions to individual's 401(k) savings accounts and life insurance premiums for all officers. In addition, Mr. Meltzer received compensation in the amount of $48,537 in 1997 related to relocation expenses. Contributions to 401(k) savings accounts for the years 1998, 1997 and 1996 were $4,800, $4,750 and $4,500 respectively for all Named Executive Officers employed by the Company during the three reporting years, except that in 1998 and 1997 Mr. Meltzer received matching contributions of $1,974 and $30, respectively and in 1996 Ms. Cruz received a matching contribution of $2,448 and Mr. Foster did not receive a matching contribution for that year.

(3) Mr. Haar transitioned from a Named Executive Officer to a part-time employee on January 31, 1999. Mr. Haar is expected to continue to provide certain advisory services until July 31, 1999.

(4) Mr. Keller joined the Company on January 15, 1996. Had he been employed for all of the year ended December 31, 1996, his annual salary would have been approximately $225,000.

(5) Ms. Cruz joined the Company on June 17, 1996. Had she been employed for all of the year ended December 31, 1996, her annual salary would have been approximately $200,027.

(6) Mr. Foster joined the Company on April 24, 1996. Had he been employed for all of the year ended December 31, 1996, his annual salary would have been approximately $182,348. Mr. Foster's status changed from an executive officer to a nonexecutive officer on December 18, 1998.

(7) Mr. Meltzer joined the Company on June 9, 1997. Had he been employed for all of the year ended December 31, 1997, his annual salary would have been approximately $217,143. Mr. Meltzer's status changed from an executive officer to a nonexecutive officer on December 18, 1998.

The Company's 1989 Stock Option Plan provides for the grant of options to executive officers of the Company. Options granted to Named Executive Officers under this plan were incentive stock options to the extent allowable under
Section 422 of the Internal Revenue Code and were otherwise nonstatutory stock options. The options were granted at a price equal to the fair market value of the Company's Common Stock on the date of grant. Such options typically expire seven-to-ten years from the date of grant. The following table presents stock option grants made during 1998 to the Named Executive Officers.

                             Option Grants in 1998

                                        Individual Grants
                         ------------------------------------------------
                                                                               Potential
                                                                          Realizable Value at
                                        % of Total                          Assumed Annual
                           Number of     Options                            Rates of Stock
                           Securities   Granted to                         Appreciation for
                           Underlying   Employees  Exercise or              Option Term (4)
                            Options     in Fiscal  Base Price  Expiration -------------------
Name                     Granted (1)(2)  Year (3)   Per Share     Date       5%       10%
----                     -------------- ---------- ----------- ----------    --       ---
James R. Carreker.......     50,000        0.7%      $27.13    7/14/2008  $852,938 $2,161,513
Dennis L. Haar..........     50,000        0.7%      $27.13    7/14/2008  $852,938 $2,161,513
Eric J. Keller..........     40,000        0.5%      $27.13    7/14/2008  $682,351 $1,729,211
Robert A. Blatt.........     40,000        0.5%      $27.13    7/14/2008  $682,351 $1,729,211
Kathleen M. Cruz........     25,000        0.3%      $27.13    7/14/2008  $426,469 $1,080,757
Clyde D. Foster.........     20,000        0.3%      $26.00    5/14/2008  $327,025 $  828,746
Mark J. Meltzer.........       -            -           -          -         -         -

-------
(1) Options to purchase the Company's Common Stock granted pursuant to the Company's 1989 Stock Option Plan. Of the above grants, the following were nonstatutory stock option grants: 41,945 for Mr. Carreker; 38,735 for Mr. Haar; 29,043 for Mr. Keller; 28,430 for Mr. Blatt; 15,472 for Ms. Cruz and 9,821 for Mr. Foster. No SARs were granted during 1998.

(2) Options become exercisable at the rate of 25% on the first anniversary of the grant date, and 2.0833% each month thereafter.

Aspect Telecommunications Corporation                           Proxy Statement


(3) The Company granted options representing 7,549,395 shares to employees in 1998. Included in this number are 3,800,729 shares which were granted under the Company's Stock Option Exchange Program on November 21, 1998. In October 1998, the Company's Board of Directors approved an option exchange program for all current outstanding options with exercise prices in excess of $17.50 per share. Executive officers and nonemployee directors of the Company were not eligible to participate in the exchange program. Under this program, eligible employees could elect to exchange existing options with higher exercise prices for the same number of replacement options with an exercise price equal to the closing sale price of the Company's Common Stock on November 21, 1998. Replacement options were granted with a one-year exercise prohibition period. The vesting schedule for unvested shares and the final expiration date of the replacement options remained the same as the expiring option.

(4) The 5% and the 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

The following table presents information on stock options exercised during 1998 and the value of all stock options held on December 31, 1998, for the Named Executive Officers.

                    Aggregated Option Exercises in 1998 and
                        December 31, 1998 Option Values

                                                    Number of Securities      Value of Unexercised
                                                   Underlying Unexercised         In-the-Money
                                                         Options (2)               Options (2)(3)
                           Shares                   at December 31, 1998      at December 31, 1998
                          Acquired      Value     ------------------------- -------------------------
Name                     on Exercise Realized (1) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ------------ ----------- ------------- ----------- -------------
James R. Carreker.......      -           -         500,998      39,002     $5,549,542    $267,950
Dennis L. Haar..........   25,000      $643,375     249,966      24,834     $2,267,720    $148,305
Eric J. Keller .........      -           -          72,915      27,085     $   68,358    $ 25,392
Robert A. Blatt.........      -           -         118,635      11,001     $1,143,903    $ 74,569
Kathleen M. Cruz........    2,500      $ 24,688        -            -            -            -
Clyde D. Foster.........      -           -            -            -            -            -
Mark J. Meltzer.........      -           -            -            -            -            -

-------
(1) The amount set forth represents the difference between the fair market value of the shares on the date of exercise and the exercise price of the option.

(2) No SARs were exercised or outstanding during 1998.

(3) Based on the closing sale price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1998, $17.25 per share, minus the exercise price, multiplied by the number of shares underlying the option.

Aspect Telecommunications Corporation                           Proxy Statement

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and the Performance Graph shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT

The Company's compensation for Executive Officers is determined by the Compensation Committee of the Board of Directors (the Committee). The Committee is composed of nonemployee directors and employs independent authorities on executive compensation. The Committee meets on a scheduled basis to evaluate the effectiveness of the compensation program in linking company performance and executive pay. Additionally, the Committee is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has significantly changed. During 1998, the Committee met on six occasions.

The objective of the Company's executive compensation program is to align executive compensation with the Company's long and short-term business objectives and performance. Additionally, in the high technology marketplace where the Company competes for executive talent, it is imperative that executive compensation enable the Company to attract, retain and motivate qualified executives able to contribute to the long-term success of the Company. The following specific strategies are utilized to guide the Company's executive compensation decisions:

  - Key Stakeholder Alignment. Executive compensation should be designed to align management's interests with shareholders' interests and the creation of shareholder value.

  - Risk and Reward. A significant portion of an executive's compensation should be tied to their performance and contributions to the success of the Company.

  - Pay for Performance. The achievement of higher levels of performance should be rewarded by higher levels of compensation. Similarly, performance below minimum expectations may result in low or no variable compensation to the executives.

  - Compensate Competitively. The Company regularly compares its compensation programs to those of other companies of comparable size within similar industries. Generally, the Company's total compensation is compared to the 50th percentile of the companies surveyed. This places target pay substantially at market.

Each year, in December, the Committee meets with the CEO and Senior Vice President of Human Resources to consider potential long-term executive compensation and to propose specific compensation plans for the next fiscal year. Executive compensation is based on independent market surveys supplied by Hewitt Associates and Radford Consulting Group. Assessments are made on the demonstrated and sustained performance of the individual executives. The Committee then independently reviews the individual performance of the CEO based upon the data and the Committee's evaluation of the CEO's demonstrated and sustained performance and the expectations as to his future contributions in leading the Company. The Committee presents for adoption its recommendations on the compensation of each executive at a subsequent meeting of the full Board of Directors.

During 1998, the Company's executive compensation program included these key elements:

  - Base Salary. The Company establishes the base salaries of its Executive Officers based on competitive market practices derived from comparisons with companies of similar size in similar industries. The approach is to set pay levels around the 50th percentile of such data. Actual pay decisions are made around this point and vary based on performance, contribution and experience of the individual executive.

  - Cash-Based Incentives. During 1998, eleven executives of the Company participated in a cash incentive program under which payment was contingent upon the achievement of specific company-wide goals in the area of customer satisfaction, quality, operating profit, revenue performance and cash management. This incentive program is substantially the same program in effect at different target opportunities for other employees in the Company. The CEO and some of the vice presidents are eligible to participate in a second cash incentive program that focuses on the achievement of specific strategic goals such as bookings, profit contribution, new product introductions, quality standards as well as performance goals that are more subjectively measured such as leadership effectiveness. Both incentive programs are designed to award no payment when the company does not achieve threshold levels of performance.

Aspect Telecommunications Corporation                           Proxy Statement


     The cash incentives are designed so that the total of base salary and cash incentives, when taken together, will compensate executives at the 50th percentile of market levels when the measurements are achieved. The cash incentive elements are sensitive to performance achievement versus plan and payment of these cash bonuses is designed to range from no bonus payment when performance is well below established targets, to bonus amounts somewhat above market levels when performance is well above established targets.

  - Equity-Based Incentives. Stock options are designed to align the interests of each executive with those of the shareholders. Each year, the Committee considers the grant to executives of stock option awards. The Committee believes that stock options provide added incentive for executives to influence the strategic direction of the Company and to create and grow value for customers, shareholders and employees. Options are granted at fair market value and typically have three-to-four-year vesting periods to encourage retention. The number of stock option shares that are granted to individual executives is based on demonstrated sustained performance and independent survey data reflecting competitive stock option practices.

For 1999 and beyond, the Company asked a consulting firm in the area of value-based executive compensation, to recommend a long term equity incentive program for its senior executives. The goals of this program are to: (i) encourage Company core values, including customer and shareholder focus, (ii) focus on financial measures that are closely linked to increasing shareholder value, (iii) retain executives and (iv) manage share dilution of Common Stock outstanding as well as earnings and cash effects.

The consultants recommended and the Committee established a performance-based stock option program. The actual number of option grants under this program will be based on Aspect's financial performance in sales growth, earnings growth and total shareholder return in relation to peers. The Company expects that this program will be in effect for grants made in the year 2000 based on performance as measured at the end of 1999. The grants will be issued at fair market value and typically will utilize four-year vesting.

CEO Compensation

The CEO's base salary for 1998 was based on competitive market rates and the Committee's review of his past performance. Effective January 1999, the Committee kept the CEO's base salary essentially flat from 1998 at $300,000 annually and increased the amount of his performance based incentive pay at risk, such that his total at-target cash compensation is competitive with that of CEOs of comparably sized companies in similar industries. When considering the CEO's cash-based incentives, it was the Committee's determination that the personal portion of the incentive would not be earned for fiscal 1998. The portion of the incentive in which all employees participate did yield a payment based upon company performance on the performance measurements for each quarter except the fourth fiscal quarter of 1998.

The 1993 Omnibus Budget Reconciliation Act (OBRA) established a $1,000,000 ceiling for deductions taken for tax years beginning on or before January 1, 1994, where deductions are for compensation paid to any of the five most highly compensated executive officers identified in the Company's proxy statement (although performance-related compensation as defined by OBRA in excess of $1,000,000 will remain deductible). Because none of the compensation figures for the five most highly compensated executive officers identified in the Company's proxy statement approached the limitation, there has been no requirement on the part of the Committee to use any of the available exemptions from the deduction limit. However, the Committee remains aware of the existence of these limitations, and the available exemptions, and will address the issue of deductibility when and if compensation levels warrant it in the future.

COMPENSATION COMMITTEE

Debra J. Engel
James L. Patterson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1998, the Compensation Committee consisted of directors Engel and Patterson. Neither of these persons has ever been an officer or employee of the Company or any of its subsidiaries, nor were there any compensation committee interlocks or other relationships during 1998 requiring disclosure under Item 402(j) of Regulation S-K of the Securities and Exchange Commission.

Aspect Telecommunications Corporation                           Proxy Statement

                        COMPANY STOCK PRICE PERFORMANCE

  The following graph compares cumulative total shareholder returns for the Company during the preceding five years to the S&P 500 Index, and the S&P High Technology Composite Index.

          COMPARISON OF CUMULATIVE TOTAL RETURN* SINCE DECEMBER 1993
   Aspect Telecommunications Corporation, the S&P 500 Index and the S&P High
                          Technology Composite Index.
                [COMPANY STOCK PERFORMANCE CHART APPEARS HERE]

                         12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
                         -------- -------- -------- -------- -------- --------
Aspect
 Telecommunications
 Corporation............   100       79      159      301      198      163
S&P High Technology
 Composite Index........   100      114      165      237      290      500
S&P 500 Index...........   100       98      132      159      208      264

-------
* Assumes that the value of the investment in Aspect Telecommunications Corporation Common Stock and each index was $100 on December 31, 1993, and that all dividends were reinvested.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

Aspect Telecommunications Corporation                           Proxy Statement


To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except as follows: due to an administrative error, the reporting of changes in beneficial ownership during August 1998 for Ms. Johnstone, Ms. Cruz, Mr. Meyers and Mr. Miller, a former officer of the Company, were not filed timely in one instance. As a result, a total of four transactions, one for each of Ms. Johnstone, Ms. Cruz, Mr. Meyers and Mr. Miller were reported one day late.

                         STOCK OPTION PLAN INFORMATION

In addition to the 1999 Equity Incentive Plan, discussed in Proposal No. 2, the Company maintains three other stock option plans: the 1996 Employee Stock Option Plan (1996 Plan), the 1998 Directors' Stock Option Plan (Directors'
Plan) and the 1989 Option Plan (1989 Plan). Options are only granted to executive officers under the 1989 Plan, which expires on March 30, 1999. Options granted under the 1989 Plan are usually granted as incentive stock options to the extent allowable under Section 422 of the Internal Revenue Code, with the remaining options being nonstatutory, while all options granted under the 1996 Plan are nonstatutory. In addition, the Company assumed stock option plans and options thereunder in connection with its acquisitions of Commerce Soft, Inc. and Voicetek Corporation. No further grants have been made under such plans since their assumption.

The terms of the 1989 Plan and the 1996 Plan state that options must be granted at a price equal to 100% of fair market value of the Company's stock on the date of grant. Options are typically granted with a three-or-four-year vesting schedule and typically expire 30 days after the optionee's termination date or seven-to-ten years after grant date, whichever is sooner. The maximum number of shares that may be granted to any individual during a year, under the 1989 Plan or the 1996 Plan, is 500,000 shares.

In February 1999 the Board of Directors authorized a 1,100,000 share increase to the shares available under the 1996 Plan. As of February 28, 1999, approximately 427,932, 876,839 and 276,000 shares were available for grant under the 1989 Plan, the 1996 Plan and the Directors' Plan, respectively.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals by shareholders of the Company that are intended to be presented by such shareholders at the Company's 2000 Annual Meeting of Shareholders must be received by the Company no later than November 24, 1999, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

The Company knows of no other matters to be submitted to shareholders at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS
ASPECT TELECOMMUNICATIONS CORPORATION

March 23, 1999

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                     ASPECT TELECOMMUNICATIONS CORPORATION

                    ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

                     SELECTED CONSOLIDATED FINANCIAL DATA

                             (in thousands, except per share and employee
                                                data)
                             ------------------------------------------------
                              1998(a)   1997(a)   1996(a)   1995(a)    1994
YEARS ENDED DECEMBER 31,     --------  --------  --------  --------  --------

Net revenues                 $512,316  $390,642  $308,703  $198,972  $147,239
Gross margin                  284,132   221,669   174,781   111,596    81,561
 (% of net revenues)               55%       57%       57%       56%       55%
Research and development       67,877    45,723    34,585    23,450    15,774
 (% of net revenues)               13%       12%       11%       12%       11%
Selling, general and
 administrative               150,118   104,431    82,478    50,726    37,662
 (% of net revenues)               29%       27%       27%       25%       26%
Income from operations         56,238    52,605    57,718    35,620    28,125
 (% of net revenues)               11%       13%       19%       18%       19%
Net income                   $ 32,490  $ 35,182  $ 37,633  $ 23,991  $ 17,573
 (% of net revenues)                6%        9%       12%       12%       12%

Basic earnings per share     $   0.64  $   0.71  $   0.86  $   0.58  $   0.43
Weighted average shares
 outstanding(c)                50,459    49,302    43,917    41,314    40,708
Diluted earnings per share   $   0.61  $   0.67  $   0.75  $   0.52  $   0.40
Weighted average shares
 outstanding--assuming
 dilution                      53,146    52,307    52,163    49,352    48,373

AS OF DECEMBER 31,

Cash, cash equivalents, and
 short-term investments      $196,111  $146,216  $115,797  $ 93,633  $102,597
Working capital               258,177   169,814   140,079   108,588   113,128
Total assets                  560,659   370,343   283,093   215,871   166,035
Long-term debt(b)(c)          153,744     6,531     4,500    59,500    55,000
Shareholders' equity(c)      $298,157  $267,795  $219,448  $112,285  $ 80,813
Shares outstanding(c)          49,309    49,997    48,807    41,753    40,652

Capital spending             $ 28,884  $ 24,922  $ 33,210  $ 16,627  $ 13,112
Regular full-time employees     2,280     1,610     1,330       950       640

(a) In May 1998, the Company acquired Voicetek Corporation. The transaction was accounted for as a purchase, and a charge of $10 million, or $0.19 per share on a diluted basis, was recorded for purchased in-process technology.

  In February 1998, the Company entered into a litigation settlement and patent cross-license agreement with Lucent Technologies Inc. The transaction resulted in a charge in fiscal 1997 of $14 million, or $0.17 per share on a diluted basis.

  In September 1997, the Company acquired Commerce Soft Inc. The transaction was accounted for as a purchase, and a charge of $5 million, or $0.09 per share on a diluted basis, was recorded for purchased in-process technology. During 1997, the Company recorded a gain on the sale of appreciated equity securities of $2 million, or $0.02 per share on a diluted basis.

  During 1996, the Company acquired Envoy Holdings Limited and Prospect Software, Inc. The transactions were accounted for as pooling of interests. Results for years prior to 1996 have not been restated since the adjustments would not be material.

  In October 1995, the Company acquired TCS Management Group, Inc. The transaction was accounted for as a purchase, and a charge of $2 million, or $0.02 per share on a diluted basis, was recorded for purchased in-process technology.

  See Notes 2 and 11 to the Consolidated Financial Statements.

(b) In August 1998, the Company completed a private placement of approximately $150 million ($490 million principal amount at maturity) of zero coupon convertible subordinated debentures due 2018.

(c) In October 1996, the Company converted a previously issued $55 million convertible subordinated debenture into approximately 6 million shares of common stock.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

         MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Background and Acquisitions

In May 1998, Aspect Telecommunications Corporation (Aspect or the Company) acquired Voicetek Corporation (Voicetek), a leading supplier of interactive voice response (IVR) and intelligent network (IN) applications, based in Chelmsford, Massachusetts. The transaction was intended to augment Aspect customer premise IVR product offerings, strengthen the Company's position in the network service provider marketplace, and extend the Company's original equipment manufacturer (OEM) sales channel capabilities. The transaction was accounted for as a purchase. The Company paid approximately $72 million in cash for all Voicetek common and preferred shares outstanding and converted all outstanding Voicetek options into options to purchase approximately 450,000 shares of Aspect common stock with a fair value of approximately $11 million plus transaction costs of approximately $3 million, and assumed certain operating assets and liabilities. The total purchase price and final allocation among the tangible and intangible assets and liabilities acquired (including purchased in-process technology) are summarized as follows:

(in thousands except                                                                  Amortization
years)                                                                               Period (years)
Total purchase price:             Purchase price allocation:

Total cash consideration  $71,843 Tangible assets                          $  9,135
Value of options assumed   11,184 Intangible assets
Transaction costs           2,962 Developed and core technology              28,835        7
                                  Assembled workforce                         2,441        4
                                  Customer relationships and sales channel    7,685        5
                                  Goodwill                                   50,875        7
                                  In-process technology                       9,899     Expensed
                                  Tangible liabilities                      (13,751)
                                  Deferred tax liabilities                   (9,130)
                          -------                                          --------
                          $85,989                                          $ 85,989
                          =======                                          ========

The above valuation is based on management's estimates of the after-tax net cash flows, and gives explicit consideration to the SEC's views on purchased in-process technology as set forth in its September 9, 1998, letter to the American Institute of Certified Public Accountants. Specifically, the valuation gave consideration to the following: (i) a fair market value premise was employed, excluding any Aspect-specific considerations that would result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets including trademarks/tradenames, patents, copyrights, non-compete agreements, assembled workforce, and customer relationships and sales channel; (iii) the value of core technology was explicitly addressed, with a view toward ensuring that the relative allocations to core technology and in-process technology were consistent with the relative contributions of each to the final product; (iv) the allocation to in-process technology was based on a calculation that considered only the efforts completed as of the transaction date, and only the cash flows associated with said completed efforts for one generation of the products currently in process; and (v) it was assessed by the Company's independent accountants and deemed reasonable in light of all the quantitative and qualitative information available.

As noted above, Aspect recorded a one-time charge of $10 million in the second quarter of 1998 for purchased in-process technology related to two development projects that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain. The conclusion that each in-process development effort, or any material subcomponent, had no alternative future use was reached in consultation with engineering personnel from both Aspect and Voicetek.

The first of these projects is an IVR product that represents the next generation of Voicetek's Generations platform, ported to a Windows NT environment. The primary project tasks open include porting to Windows NT, compliance to industry-standard protocols, and various feature enhancements. At the time of acquisition, development remained on all tasks, and the estimated cost to complete was approximately $1.5 million. The second development project is a suite of personal communications services, which will provide modular, integrated applications for voice-activated dialing, single number service, personal assistant call screening, and unified message control. At the time of acquisition, most of the remaining development effort was focused on completing voice-activated dialing, additional coding for final feature

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

development, and further testing. The estimated cost to complete was approximately $2 million. Management expects that both products being developed will become available for sale in fiscal 1999; however, no assurances can be given as to the availability, if any. Aspect will begin to benefit from the acquired research and development related to these products once they begin shipping. Failure to reach successful completion of these projects could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business, financial condition, or results of operations.

Significant assumptions used to determine the value of in-process technology included several factors. First, a forecast of net cash flows that were expected to result from the development effort, using projections prepared by Voicetek management, portions of which (1998 and 1999) were provided to Aspect's Board of Directors. Second, a percentage complete for each project (40% for the first project and 50% for the second project) estimated by considering a number of factors, including the costs invested to date relative to the expected total cost of the development effort and the amount of progress completed as of the transaction date, on a technological basis, relative to the overall technological achievements required to achieve the intended functionality of the eventual product. The technological issues were addressed by engineering representatives from both Aspect and Voicetek. Third, discount rates of approximately 28% and 23%, respectively, computed under two discount rate scenarios. The first discount rate was equivalent to the discount rate that would be employed in a fair value analysis; i.e., one that considers all cash flows associated with the project and resulting product, and therefore represents a blended rate of all the risks associated with the product. The second discount rate employed was moderately lower, and was intended to be reflective of the fact that the "exclusion method' considers only the completed portion of the development and cash flows associated with the same. The results of each scenario were not materially different, and our final allocation to in-process research and development was based on an average of the results of the two scenarios for each project. As of December 31, 1998, technological feasibility had not been reached with respect to either project, and no significant departures from the assumptions included in the valuation analysis have occurred.

In August 1998, the Company completed a private placement of approximately $150 million ($490 million principal amount at maturity) of zero coupon convertible subordinated debentures due 2018. The debentures are priced at a yield to maturity of 6% per annum and are convertible into Aspect common stock anytime prior to maturity at a conversion rate of 8.713 shares per $1,000 principal amount. Holders can require Aspect to repurchase the debentures on August 10, 2003, August 10, 2008, and August 10, 2013, for cash; or at the election of Aspect, for Aspect common stock, if certain conditions are met. The debentures are not secured by any Aspect assets and are subordinated in right of payment to all of Aspect senior indebtedness and effectively subordinated to the debt of Aspect subsidiaries. On October 30, 1998, the Company filed a registration statement with the SEC to register the debentures and shares of Aspect common stock issuable upon conversion for resale. The registration statement was declared effective on February 2, 1999.

On February 27, 1998, Aspect and Lucent Technologies Inc. (Lucent) announced that they had agreed to dismiss their patent lawsuits against each other, released each other from claims of past infringement, and settled their patent disputes by entering into a cross-license agreement. Under the terms of the agreement, Aspect agreed to pay Lucent a one-time fee and future royalties that are not expected to be material to Aspect's future results of operations. As a result of this subsequent event affecting the 1997 consolidated financial statements, the Company recorded a non-recurring charge of $14 million ($0.17 per share on a diluted basis).

In September 1997, the Company acquired Commerce Soft Inc. (Commerce Soft), a developer of customer interaction technology, and its results of operations are included in the accompanying condensed financial statements since the date of acquisition. The transaction was accounted for as a purchase that resulted in a one-time charge of $5 million in 1997 related to in-process technology. The Company acquired Envoy Holdings Limited (Envoy) in September 1996, and Prospect Software, Inc. (Prospect), in October 1996. Both transactions were accounted for as pooling of interests.

Except for historical information contained herein, the matters discussed in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended; Section 21E of the Securities and Exchange Act of 1934, as amended; and the Private Securities Litigation Reform Act of 1995; and are made under the safe-harbor provisions thereof. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. See "Business Environment and Risk Factors" below. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

analysis only as of the date hereof. Aspect undertakes no obligation to publicly release any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

Results of Operations

Net revenues increased by 31% to $512 million in 1998 from $391 million in 1997, and 1997 revenues increased by 27% from $309 million in 1996. Net revenues for 1998 include results of Voicetek for the period since its acquisition in May 1998. Excluding Voicetek revenues, the Company's revenues increased by an estimated 25% from 1997 to 1998. Growth in revenues from 1996 through 1998 was significantly higher in international markets than in the United States.

Product revenues grew by 24% to $343 million in 1998 from $276 million in 1997, and 1997 product revenues grew by 20% from $231 million in 1996. The increases in product revenues for both periods were primarily attributable to increased market demand for the Company's products, as the volume of new systems and add-ons increased from year to year. Product revenues in 1998 also include Voicetek product revenues since May 1998. There were no significant changes in average selling prices for new call center systems across the periods presented.

Customer support revenues increased by 48% to $169 million in 1998 from $114 million in 1997. Support revenues in 1997 increased 46% to $114 million from $78 million in 1996. Growth in customer support revenues for both periods resulted primarily from increases in maintenance revenues as a result of the growth in the Company's installed base, including the installed base added through acquisitions; and expansion of the Company's Global Solution Services
(GSS) consulting and systems integration organization established in 1996. Customer support revenues include fees for providing contractually agreed-upon system service and maintenance (which typically commence twelve months from the date a system is installed and, accordingly, are primarily affected by growth in the installed base); installation of products; GSS revenues; and other support services.

No single customer accounted for 10% or more of net revenues in any of the years presented. Net revenues outside the United States as a percentage of total net revenues over the periods presented were 32% in 1998, 28% in 1997, and 25% in 1996. Revenues generated from international operations are generally denominated in foreign currencies. The Company enters into foreign exchange contracts as a hedge against intercompany account balances. Gains and losses on these contracts substantially offset foreign exchange gains or losses on the balances being hedged, and the impact has not been material in any of the three years presented. At December 31, 1998, we had net foreign exchange contracts outstanding with a market value of approximately $65 million (which approximated their face value). The majority of these contracts expired in January 1999.

Gross margin on product revenues was 68% in 1998 and 1997, and 66% in 1996. The increase between 1996 and 1997 primarily reflects growth in add-on revenues, which generally carry higher margins, and other factors. On a forward-looking basis, the Company expects that the following factors, among others, could have a material impact on product gross margins: the change in business focus; the mix of products sold; the channel of distribution; the portion of system revenues related to accounts purchasing multiple systems; the mix and level of third-party product included as part of systems integration projects; the results of recently acquired subsidiaries and newly established business units; and cross-licensing or royalty arrangements with third parties.

Gross margin on customer support revenues was 29% in 1998, 30% in 1997, and 28% in 1996. The decrease in customer support margins between 1997 and 1998 reflects customer support revenues not growing proportionately with the costs associated with providing the related services; in particular, in the Company's consulting and systems integration organization. The improvement in customer support gross margins between 1996 and 1997 was primarily attributable to increases in maintenance revenues, with lower increases in costs associated with providing customer support. On a forward-looking basis, the Company anticipates that customer support margins will fluctuate from period to period due to fluctuations in customer support revenues (since many of the costs of providing customer support do not vary proportionately with customer support revenues), ongoing efforts to expand the Company's customer support infrastructure, and the Company's ability to build a successful GSS organization.

Research and development (R&D) expenses increased by 48% to $68 million in 1998, and 32% to $46 million in 1997 from $35 million in 1996. R&D expenditures reflect the Company's ongoing efforts to remain competitive through both new product development and expanded features for existing products. The increases across the periods presented reflect increased staffing, associated infrastructure costs, and the impact of Voicetek's R&D expenses in 1998, including

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

amortization costs associated with developed and core technology intangible assets. As a percentage of net revenues, R&D expenses were 13% in 1998, 12% in 1997, and 11% in 1996. The Company continues to believe that a significant investment in R&D is required to remain competitive, and anticipates, on a forward-looking basis, that such expenses in 1999 will increase in absolute dollars, although such expenses as a percentage of net revenues may fluctuate between periods.

Selling, general and administrative (SG&A) expenses increased by 44% to $150 million in 1998, and 27% to $104 million in 1997 from $82 million in 1996. The increases across the periods presented were primarily caused by increased staffing, infrastructure expansion, and other costs related to expansion of the Company's business; the impact of Voicetek's SG&A expenses in 1998; amortization of intangible assets; and, in 1997, increased legal expenses. Increases in SG&A expenses in 1998 and 1997 were partially offset by the donation of appreciated equity securities in lieu of cash to fund the Company's corporate giving program. SG&A expenses as a percentage of net revenues were 29% in 1998, and 27% in 1997 and 1996. The Company anticipates, on a forward-looking basis, that SG&A expenses will continue to increase in absolute dollars for 1999, when compared with 1998, although such expenses as a percentage of net revenues may fluctuate between periods.

Purchased in-process technology represents non-recurring charges of $10 million in 1998, or $0.19 per diluted share, related to the acquisition of Voicetek; and $5 million in 1997, or $0.09 per diluted share, associated with the acquisition of Commerce Soft.

The intellectual property settlement represents a non-recurring charge of $14 million, or $0.17 per diluted share, related to the resolution of the Company's litigation with Lucent in February 1998, which was recorded as a subsequent event in the fourth quarter of 1997.

Net interest and other income decreased in 1998 to $3 million following an increase to $8 million in 1997 from $2 million in 1996. The decrease in 1998 resulted from the following: interest expense associated with the issuance of $150 million of convertible subordinated debentures in August 1998; lower interest earning balances primarily due to the acquisition of Voicetek and the implementation of a stock repurchase program; and generally lower interest rates. The increase in net interest and other income during 1997 was due primarily to a $2 million gain on the sale of appreciated equity securities, higher interest earning balances, and the conversion into common stock in October 1996 of the Company's previously issued $55 million convertible subordinated debenture.

The Company's effective tax rate was 45.2% in 1998 compared with 41.6% in 1997 and 37.1% in 1996. These tax rates reflect the tax effect of non-deductible purchased in-process technology charges resulting from the acquisitions of Voicetek and Commerce Soft in 1998 and 1997, respectively. Excluding these items, the Company's effective tax rate would have been 38.7% in 1998 and 38.5% in 1997.

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not believe adoption of this statement will have a material impact on the Company's financial position or results of operations.

Liquidity and Capital Resources

At December 31, 1998, the Company's principal source of liquidity consisted of cash, cash equivalents, and short-term investments totaling $196 million, which represented 35% of total assets. The primary sources of cash during 1998 were $146 million net proceeds from the August 1998 private placement of convertible subordinated debentures, cash provided by operating activities of $43 million, and proceeds from the issuance of common stock under various stock plans of $13 million.

The primary uses of cash during 1998 were net purchases of short-term investments of $89 million, $72 million for the acquisition of Voicetek, $32 million for the repurchase of the Company's common stock, $29 million for the purchase of property and equipment, and $17 million for payments on various notes payable.

At December 31, 1998, the Company's outstanding borrowings, including current and non-current portions of notes payable, totaled $157 million, and comprised $154 million of convertible subordinated debentures and $3 million

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

remaining on a $4.5 million note payable incurred in connection with the acquisition of TCS in 1995. Payment of the remaining balance is being delayed pending resolution of various tax matters relating to periods prior to the Company's acquisition of TCS. In October 1998, the Company's Board of Directors approved the repurchase of up to 5 million shares of its common stock, of which 2 million shares had been purchased through December 31, 1998.

The Company believes, on a forward-looking basis, that its cash, cash equivalents, short-term investments, and anticipated cash flow from operations will be sufficient to meet the Company's presently anticipated cash requirements during at least the next twelve months.

Year 2000 and Proximate Dates

Many computer systems are expected to experience problems handling dates around the year 2000. Described below are the actions we have taken or plan to take to address the potential problems that could result as systems attempt to handle dates around the millennium.

State of Readiness. Our Year 2000 (Y2K) activities include the following phases: gathering data and taking inventory; testing systems and products to discover or confirm Y2K compliance; execution of remediation activities to fix non-compliant products and systems; and ongoing monitoring and testing of products and systems. The major business areas impacted are as follows:

 .  Products and Installations: The Company is visiting customers to install
   Y2K solutions and has furnished test facilities and equipment to allow customers to verify compliance. We believe that substantially all of the Company's products are Y2K compliant, or that we have upgrades available to make them Y2K compliant.

 . Procurement: We are surveying the Y2K readiness of critical and sole-source suppliers. We are in the process of making second requests of suppliers who have not yet fully responded, and will continue to follow up with suppliers for whom initial assessments have been completed.

 . Manufacturing: Certain of the Company's manufacturing is outsourced to two primary suppliers and we are confirming their Y2K status. Our assembly and test equipment is scheduled for ongoing upgrades to Y2K complaint configurations through September 1999. Our primary manufacturing application software has been upgraded to a version that has successfully passed Y2K testing.

 . Information Technology Systems: The Company has conducted a survey of its information technology hardware and software and expects that substantially all non-Y2K complaint hardware and software will be upgraded or replaced by September 1999.

 . Facilities and Infrastructure: An assessment of the Y2K readiness of owned and leased assets was substantially completed in January 1999. We are currently confirming compliance status and upgrading components as necessary.

Costs. While the Company has not yet completed its evaluation of the required activities, the estimated costs of Y2K compliance efforts are not expected to be material to the Company.

Risks. We believe the most reasonably likely worst-case Y2K scenarios include the following:

 . Customers could change their buying patterns in a number of ways, including accelerating or delaying purchases of, or replacement of, our products and services.

 . We could experience a disruption in service to our customers as a result of the failure of third-party products, including the following:

  - Third-party products that are non-compliant and are incorporated into our products could cause our products to fail;

  - A breakdown in telephone, e-mail, voice mail, Web, or file transfer programs could impact the responsiveness of our help desk;

  - Y2K problems at a number of our suppliers including banks, telephone companies, and transport and mail services could have a pervasive impact on our business as a whole; and/or

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders


  - Product features that rely on date parameters, such as scheduled operating procedures and operating reports, could malfunction.

Our products may not contain all of the necessary date code or other changes to operate in the year 2000. Any failure of such products to perform could result in the following:

 .  Claims and lawsuits against us;

 . Significantly impaired customer satisfaction, resulting in customers withholding cash owed to us and delaying or canceling orders; and/or

 . Managerial and technical resources being diverted away from product development and other business activities.

Any of the above stated consequences, in addition to others that we cannot yet foresee, could have a significant adverse impact on our business, operating results, or financial condition.

Contingency Plans. Until the Y2K compliance of our suppliers and the compliance timetables of our customers become clearer, it is not practical to develop comprehensive contingency plans. We presently anticipate that contingency plans will be complete by October 1999. Once contingency plans are implemented, however, we cannot be certain that such plans will prevent significant Y2K problems from occurring.

Business Environment and Risk Factors

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. You should read the cautionary statements in this document, wherever they appear, as applying to all related forward-looking statements. Our actual results may differ materially from our projections due to, among others, the occurrence of the risks set forth below. The risks set forth below, among others, could have a material adverse effect on our business, operating results, or financial condition.

Our Company's Business Focus Is Changing. We are shifting our focus from providing telecommunications equipment to becoming a leading supplier of enterprise software for customer relationship solutions. Historically, we have supplied the hardware, software, and associated support services for implementing call center solutions. Our shift to an enterprise software business model will require substantial change by the Company, potentially resulting in significant disruption, including the following:

 .  Changes in management and technical personnel;

 . Modifications to the pricing and positioning of our products, which could impact revenues and operating results;

 . Expanded or differing competition resulting from entry into the enterprise software market; and/or

 . An increasing percentage of our revenues likely to be subject to recognition over longer periods.

If we are unable to successfully make this transition in a timely manner, there could be a material adverse effect on our business, operating results, or financial condition.

The Prices of Our Common Stock and Convertible Subordinated Debentures Are Volatile. The price of our common stock and our convertible subordinated debentures may be subject to significant volatility. You cannot consider our past financial performance as a reliable indicator of performance for any future period, and should not use historical data to predict future results or trends. For any given quarter, a shortfall in our operating results from the levels expected by securities analysts or others could immediately and adversely affect the price of the convertible subordinated debentures and our common stock. If we do not learn of such shortfalls until late in a fiscal quarter, there could be an even more immediate and adverse effect on the price of the convertible subordinated debentures and our common stock. In addition, this volatility could be exacerbated by the relatively low trading volume of our common stock and debentures. We operate in a rapidly changing high-technology industry that exhibits significant stock market volatility. Should the price of our securities decline rapidly, we may become subject to class action securities litigation. Such litigation would be a costly diversion for our management team.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders


Our Revenues and Operating Results Are Uncertain and May Fluctuate. Our revenues may fluctuate significantly from period to period. There are many reasons for this variability, including the following:

 . The shift in our focus from providing telecommunications equipment to becoming a leading supplier of enterprise software for customer relationship solutions;

 . Reduced demand for our products and services, as was the case in the quarter ended December 31, 1998;

 . A limited number of large systems or multisystem orders accounting for a significant portion of product revenues in any particular quarter;

 .  The timing of consulting and systems integration projects;

 . Dependence on new customers for a significant percentage of product revenues;

 . Fluctuations in the results of operations of existing operations, recently acquired subsidiaries, newly established business units, or distributors of our products or services;

 .  The mix of products and services and channels of distribution; and/or

 .  Changes in market growth rates for different products and services.

In addition, our products typically represent substantial capital commitments by customers, involving a long sales cycle. As a result, customer purchase decisions may be significantly affected by a variety of factors including trends in capital spending for telecommunications or enterprise software for customer relationship solutions, and market competition and the availability or announcement of alternative technologies.

Our Revenues Are Dependent on a Small Number of Products. Sales and installations of Aspect automatic call distributor systems account for a substantial portion of net revenues. Demand for our products could be adversely affected by the shift in our focus from providing telecommunications equipment to becoming a leading supplier of enterprise software for customer relationship solutions. Demand for our products could also be adversely affected by failure to meet customer specifications or problems with system performance, system availability, installation, or service delivery commitments.

Technology Is Rapidly Changing. The market for our products and services is subject to rapid technological change and new product introductions. Current competitors or new market entrants may develop new, proprietary products with features that could adversely affect the competitive position of our products. We may not successfully anticipate market demand for new products or services, or introduce them in a timely manner.

Our Market Is Intensely Competitive. We believe that the market for our products is intensely competitive and that competition is likely to intensify. Our competitors include the following:

 . Providers of automatic call distributor systems and of private branch exchange systems that include automatic call distributor features;

 .  Systems integrators;

 . Telephone operating companies that market automatic call distributor functionality;

 .  Participants in the front-office enterprise software applications market;

 . Companies with technologies that independently balance calls across several call centers; and/or

 .  Providers of interactive voice response systems.

As the hardware requirements for a traditional call center diminish, other companies, including companies offering alternative or complementary technologies, may obtain a significant position in the call transaction processing market. For example, the anticipated convergence of voice and data over a single network could result in increased competition for us.

In addition, many current and potential competitors, including Lucent, Northern Telecom Limited, Rockwell International Corporation, and Siemens AG, have longer operating histories, considerably greater resources, larger customer bases, and a broader international presence than Aspect. We expect to encounter significant competition from these and other sources.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders


Acquisitions and Investments May Be Difficult and Disruptive. In the past several years, we have made a number of acquisitions and have made minority equity investments in other companies. These acquisitions and investments can be costly and disruptive, and we may be unable to successfully integrate a new business or technology into our business. We may continue to make such acquisitions and investments and there are a number of risks that future transactions could entail. These risks include the following:

 . Inability to successfully integrate or commercialize acquired technologies or otherwise realize anticipated synergies or economies of scale on a timely basis;

 .  Diversion of management attention;

 .  Disruption of our ongoing business;

 . Inability to retain key technical and managerial personnel for both companies;

 . Inability to establish and maintain uniform standards, controls, procedures, and processes;

 .  Potential permanent impairment of our equity investments;

 .  Governmental or competitive responses to the proposed transactions; and/or

 . Impairment of relationships with employees, vendors, and/or customers including, in particular, acquired original equipment manufacturer and value-added reseller relationships.

In addition, acquisitions or investments we make may result in significant write-offs, the creation of goodwill, or the issuance of additional equity or debt securities.

We May Be Involved in Litigation. We may be involved in litigation for a variety of matters, including intellectual property infringement, securities law violations, employee claims, and/or product liability claims. Any claim brought against the Company would likely have a financial impact, both because of the effect on our common stock performance and the disruption and diversion of management attention such a claim would cause. There has been extensive litigation regarding patents and other intellectual property rights in our industry, and we are periodically notified of such claims by third parties. For example, in March 1997, Lucent filed a lawsuit alleging that we infringed four of Lucent's U.S. patents. In its complaint, Lucent sought to enjoin us from allegedly continuing to infringe the Lucent patents and sought an unspecified amount of compensatory damages, treble damages for alleged willful infringement, and interest, expenses, and attorneys' fees. On February 4, 1998, we filed a lawsuit asserting that Lucent infringed seven Aspect patents. Lucent responded by filing for a declaratory judgment regarding these Aspect patents. On February 27, 1998, we announced that we had entered into a patent cross-license agreement with Lucent, under which each party agreed to dismiss the patent lawsuits against each other, released each other from claims of past infringement, and settled the patent disputes. Under the agreement, we paid Lucent a one-time fee and, for the duration of the cross-license agreement, will pay royalties that are not expected to be material to our future results of operations. As part of the settlement, we recorded a non-recurring charge of $14 million ($0.17 per diluted share).

We believe that participants in our industry intend to use patent portfolio litigation to generate revenues. In the future, claims asserting infringement of patent or proprietary rights may be asserted or prosecuted against us. Although we periodically negotiate with third parties to establish patent license or cross-license agreements, such negotiations may not succeed. Moreover, even if we negotiate license agreements with a third party, future disputes with such parties are possible. If we are unable to resolve an intellectual property dispute through a license, settlement, or successful litigation, we could be subject to damage assessments and be prevented from making, using, or selling certain products or services.

In the future, we could become involved in other types of litigation, such as shareholder lawsuits for alleged violations of securities laws, claims by employees, and product liability claims. Any litigation could result in substantial cost to us and diversion of our efforts.

Our Intellectual Property May Be Copied, Obtained, or Developed by Third Parties. Our success depends in part upon our internally developed technology. Despite the precautions we take to protect our intellectual property, unauthorized third parties may copy or otherwise obtain and use our technology. In addition, third parties may develop similar technology independently.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders


Doing Business Internationally Involves Significant Risk. We market our products and services worldwide and anticipate entering additional countries in the future. For the years ended December 31, 1998, 1997, and 1996, international sales made up approximately 32%, 28%, and 25% of our total revenues, respectively. The financial resources required to enter new international markets may be substantial, and international operations are subject to additional risks, including the following:

 . The cost and timing of the multiple governmental approvals and product modifications required by many countries;

 .  Market acceptance;

 .  Exchange rate fluctuations;

 .  Delays in telecommunications deregulation;

 .  Difficulties in staffing and managing foreign subsidiary operations; and/or

 . Potentially negative tax and foreign and domestic trade legislation, which could result in the creation of trade barriers such as tariffs, duties, quotas, and other restrictions.

If we fail to successfully enter certain major international markets, our competitive position could be impaired, and we may be unable to compete on a global scale.

We May Experience Difficulty Managing Our Growth. Our rapid growth is expected to place a significant strain on our operational and financial systems. We are upgrading these systems and may experience substantial disruption and incur significant expenses during these transitions. We must carefully manage accounts receivables to limit credit risk. We must also maintain inventories at levels consistent with product demand. Inaccurate data (for example, credit histories or supply/demand forecasts) could quickly result in excessive balances or insufficient reserves.

We May Experience Difficulty Expanding Our Distribution Channels. We have historically sold our products and services through our direct sales force and a limited number of distributors. Changes in our product focus, customer preferences, the competitive environment, or other factors may require us to broaden original equipment manufacturer distribution channels, as well as expand third-party distributor, electronic, and other alternative distribution channels. We may not be successful in expanding these distribution channels.

We Are Dependent on Key Personnel. We depend on certain key management and technical personnel and on our ability to attract and retain highly qualified personnel in labor markets characterized by high turnover among, high demand for, and limited supply of, qualified people. We have recently perceived increased levels of turnover among such personnel, particularly among technology companies located in the Silicon Valley area of California. For example, the Company has recently undergone significant changes in senior management and technical personnel and may experience additional changes as a result of the Company's shift from providing telecommunications equipment to becoming a supplier of enterprise software for customer relationship solutions. These organizational changes may be disruptive to our operations and may make retention of highly qualified personnel increasingly challenging.

Our Operations Are Geographically Concentrated. Significant elements of our product development, manufacturing, information technology systems, corporate offices, and support functions are concentrated at a single location in the Silicon Valley area of California. In the event of a natural disaster, such as an earthquake or flood, or localized extended outages of critical utilities or transportation systems, we could experience a significant business interruption.

Our Sources of Component Supply Are Limited. We depend on certain critical components in the production of our products and services. Certain of these components are obtained only from a single supplier and only in limited quantities. In addition, some of our major suppliers use proprietary technology that could require significant redesign of our products in the case of a change in vendor. Further, suppliers could discontinue, or modify components in a manner incompatible with our current use, and use manufacturing processes and tools that cannot be easily migrated to other vendors. If any of these vendors experience difficulty meeting our requirements for components, we may be unable to meet development or delivery commitments.

Our Debt and Debt Service Obligations Are Significant. The Company incurred $150 million of principal indebtedness ($490 million principal at maturity) from the sale of convertible subordinated debentures in August 1998. This new debt resulted in a ratio of long-term debt to total shareholders' equity of approximately 52% at December 31, 1998. As a

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

result of this sale, we have substantially increased our principal and interest obligations. The degree to which we are leveraged could materially and adversely affect our ability to obtain additional financing and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business, and other factors affecting our operations, many of which are beyond our control.

We May Have Problems Coping with Y2K Issues. We believe the most reasonably likely worst-case Y2K scenarios include the following:

 . Customers could change their buying patterns in a number of ways, including accelerating or delaying purchases of, or replacement of, our products and services.

 . We could experience a disruption in service to our customers as a result of the failure of third-party products, including the following:

  - Third-party products that are non-compliant and are incorporated into our products could cause our products to fail;

  - A breakdown in telephone, e-mail, voice mail, Web, or file transfer programs could impact the responsiveness of our help desk;

  - Y2K problems at a number of our suppliers including banks, telephone companies, and transport and mail services could have a pervasive impact on our business as a whole; and/or

  - Product features that rely on date parameters, such as scheduled operating procedures and operating reports, could malfunction.

Our products may not contain all of the necessary date code or other changes to operate in the year 2000. Any failure of such products to perform could result in the following:

 .  Claims and lawsuits against us;

 . Significantly impaired customer satisfaction, resulting in customers withholding cash owed to us and delaying or canceling orders; and/or

 . Managerial and technical resources being diverted away from product development and other business activities.

Quantitative and Qualitative Disclosures About Financial Market Risk

We are exposed to financial market risk from fluctuations in foreign currency exchange rates and interest rates. We manage our exposure to these and other risks through our regular operating and financing activities and, when appropriate, through our hedging activities. Our policy is not to use hedges or other derivative financial instruments for speculative purposes. We deal with a diversified group of major financial institutions to limit the risk of nonperformance by any one institution on any financial instrument. Separate from our financial hedging activities, material changes in foreign exchange rates, interest rates, and, to a lesser extent, commodity prices could cause significant changes in the costs to manufacture and deliver our products and in our customers' buying practices. We have not substantially changed our risk management practices during 1998 and do not currently anticipate significant changes in financial market risk exposures in the near future that would require us to change our risk management practices.

Foreign Currency Exchange. We use foreign currency exchange contracts as a hedge against intercompany account balances. Market value gains and losses on these contracts are substantially offset by fluctuations in the underlying balances being hedged. At December 31, 1998, our primary net foreign currency market exposures included deutsche marks, British pounds, and Dutch guilders.

A sensitivity analysis assuming a hypothetical 10% movement in foreign exchange rates and interest rates applied to our hedging contracts and underlying balances being hedged at December 31, 1998, indicated that these market movements would not have a material effect on our business, operating results, or financial condition. Actual gains or losses in the future may differ materially from this analysis, depending on actual changes in the timing and amount of interest rate and foreign currency exchange rate movements and our actual balances and hedges. Foreign currency rate fluctuations can impact the U.S. dollar translation of our foreign operations in our consolidated financial statements. In 1998, these fluctuations have not been material to our business, operating results, or financial condition.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders


Interest and Investment Income. Our interest and investment income is subject to changes in the general level of U.S. interest rates. Changes in U.S. interest rates affect the interest earned on our cash equivalents and short-term investments. A sensitivity analysis assuming a hypothetical 10% movement in interest rates applied to our investment balances at December 31, 1998, indicated that such market movement would not have a material effect on our business, operating results, or financial condition. Actual gains or losses in the future may differ materially from this analysis, depending on our actual balances and changes in the timing and amount of interest rate movements.

Debt and Interest Expense. The fair market value of our zero coupon convertible subordinated debentures is sensitive to changes in interest rates and to the prices of our common stock into which it can be converted. Because the yield to maturity on the debentures is fixed, our interest expense on the debt does not fluctuate with market rates. Based upon a hypothetical immediate 100-basis-point increase in interest rates at December 31, 1998, the market value of the Company's fixed-rate long-term debt would decrease by approximately 4%. Conversely, a 100-basis-point decrease in interest rates at December 31, 1998, would increase the market value of the Company's fixed-rate long-term debt outstanding by approximately 4%. Actual gains or losses in the future may differ materially from this analysis, depending on actual changes in the timing and amount of interest rate movements and our actual balances.

Adoption of the Euro

In 1998, the Company established a task force to address the issues raised by the introduction of a European single currency (the Euro) for initial implementation as of January 1, 1999, and during the transition period through January 1, 2002. The Company's primary focus has been on the changes needed to deal with a mix of Euro and local denomination transactions from January 1, 1999, the first day of the changeover. Product prices in local currencies will be converted to the Euro as required. Management does not expect that introduction of the Euro will result in any material increase in costs to the Company, and all costs associated with the introduction of the Euro will be expensed to operations as incurred. While the Company will continue to evaluate the impact of the Euro over time, based on currently available information, management does not believe that the introduction and use of the Euro currency will materially affect the Company's foreign exchange and hedging activities, nor will it have a material effect on the Company's business, operating results, or financial condition.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders

                          CONSOLIDATED BALANCE SHEETS

   DECEMBER 31,                                                 1998      1997
   ------------                                             --------  --------
   (in thousands, except share amounts)
   ASSETS
   Current assets:
    Cash and cash equivalents                               $ 67,071  $106,046
    Short-term investments                                   129,040    40,170
    Accounts receivable (net of allowance for doubtful
     accounts:
     $4,415 in 1998 and $1,716 in 1997)                      132,818    86,896
    Inventories                                               18,916    12,306
    Other current assets                                      14,820    20,413
                                                            --------  --------
     Total current assets                                    362,665   265,831
   Property and equipment, net                                69,192    58,704
   Intangible assets, net                                    119,052    42,654
   Other assets                                                9,750     3,154
                                                            --------  --------
   Total assets                                             $560,659  $370,343
                                                            --------  --------
   LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
    Accounts payable                                        $ 18,239  $  9,401
    Current portion of notes payable                           3,300     6,399
    Accrued compensation and related benefits                 21,049    14,256
    Accrued intellectual property settlement                      --    14,000
    Other accrued liabilities                                 34,729    36,335
    Customer deposits and deferred revenue                    27,171    15,626
                                                            --------  --------
     Total current liabilities                               104,488    96,017
   Notes payable                                                  --     6,531
   Deferred taxes                                              4,270        --
   Convertible subordinated debentures                       153,744        --
   Commitments and contingencies
   Shareholders' equity:
    Preferred stock, $.01 par value:
     2,000,000 shares authorized, none outstanding in 1998
      and 1997                                                    --        --
    Common stock, $.01 par value:
     100,000,000 shares authorized, shares outstanding:
     49,309,383 in 1998 and 49,996,731 in 1997               142,132   144,524
   Accumulated other comprehensive loss                         (420)     (684)
   Retained earnings                                         156,445   123,955
                                                            --------  --------
     Total shareholders' equity                              298,157   267,795
                                                            --------  --------
   Total liabilities and shareholders' equity               $560,659  $370,343
                                                            --------  --------

  See Notes to Consolidated Financial Statements.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders

                       CONSOLIDATED STATEMENTS OF INCOME

   YEARS ENDED DECEMBER 31,                           1998      1997      1996
   ------------------------                       --------  --------  --------
   (in thousands, except per share amounts)
   Net revenues:
    Product                                       $342,903  $276,471  $230,539
    Customer support                               169,413   114,171    78,164
                                                  --------  --------  --------
   Total net revenues                              512,316   390,642   308,703
                                                  --------  --------  --------
   Cost of revenues:
    Cost of product revenues                       108,397    89,529    77,374
    Cost of customer support revenues              119,787    79,444    56,548
                                                  --------  --------  --------
   Total cost of revenues                          228,184   168,973   133,922
                                                  --------  --------  --------
   Gross margin                                    284,132   221,669   174,781
   Operating expenses:
    Research and development                        67,877    45,723    34,585
    Selling, general and administrative            150,118   104,431    82,478
    Purchased in-process technology                  9,899     4,910        --
    Intellectual property settlement                    --    14,000        --
                                                  --------  --------  --------
   Total operating expenses                        227,894   169,064   117,063
                                                  --------  --------  --------
   Income from operations                           56,238    52,605    57,718
   Interest and other income                         7,317     7,966     4,884
   Interest expense                                 (4,306)     (293)   (2,774)
                                                  --------  --------  --------
   Income before income taxes                       59,249    60,278    59,828
   Provision for income taxes                       26,759    25,096    22,195
                                                  --------  --------  --------
   Net income                                     $ 32,490  $ 35,182  $ 37,633
                                                  ========  ========  ========
   Basic earnings per share                       $   0.64  $   0.71  $   0.86
   Weighted average shares outstanding              50,459    49,302    43,917

   Diluted earnings per share                     $   0.61  $   0.67  $   0.75
   Weighted average shares outstanding--assuming
    dilution                                        53,146    52,307    52,163

  See Notes to Consolidated Financial Statements.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           Accumulated
                             Common Stock                        Other
                          --------------------  Retained Comprehensive
(in thousands, except         Shares    Amount  Earnings Income (Loss)    Total
share amounts)            ----------  --------  -------- ------------- --------
BALANCES, JANUARY 1,
 1996                     41,752,922  $ 62,082  $ 50,538    $ (335)    $112,285
Comprehensive income:
 Net income                       --        --    37,633        --       37,633
 Net unrealized gain on
  securities (net of tax
  of $1,584)                      --        --        --     2,432        2,432
 Accumulated translation
  adjustments (net of
  tax of $255)                    --        --        --       392          392
                                                                       --------
  Comprehensive income                                                   40,457
                                                                       --------
Adjustment in connection
 with pooling of inter-
 ests                        490,836       378       602        --          980
Issuance of common stock
 under stock purchase
 plans                       178,426     3,149        --        --        3,149
Issuance of common stock
 under other stock plans     725,232     4,633        --        --        4,633
Income tax benefit for
 employee stock option
 transactions                     --     4,177        --        --        4,177
Issuance of common stock
 related to the
 conversion of the
 convertible
 subordinated
 debentures, net of
 unamortized debt
 issuance costs of
 $1,233                    5,659,164    53,767        --        --       53,767
                          ----------  --------  --------    ------     --------
BALANCES, DECEMBER 31,
 1996                     48,806,580   128,186    88,773     2,489      219,448
                          ----------  --------  --------    ------     --------
Comprehensive income:
 Net income                       --        --    35,182        --       35,182
 Net unrealized loss on
  securities (net of tax
  of $825)                        --        --        --    (1,267)      (1,267)
 Accumulated translation
  adjustments (net of
  tax of $1,242)                  --        --        --    (1,906)      (1,906)
                                                                       --------
  Comprehensive income                                                   32,009
                                                                       --------
Issuance of common stock
 under stock purchase
 plans                       238,478     4,291        --        --        4,291
Issuance of common stock
 under other stock plans     774,364     5,242        --        --        5,242
Income tax benefit for
 employee stock option
 transactions                     --     2,195        --        --        2,195
Issuance of common stock
 related to acquisition      177,309     4,610        --        --        4,610
                          ----------  --------  --------    ------     --------
BALANCES, DECEMBER 31,
 1997                     49,996,731   144,524   123,955      (684)     267,795
                          ----------  --------  --------    ------     --------
Comprehensive income:
 Net income                       --        --    32,490        --       32,490
 Net unrealized loss on
  securities (net of tax
  of $569)                        --        --        --      (873)        (873)
 Accumulated translation
  adjustments (net of
  tax of $741)                    --        --        --     1,137        1,137
                                                                       --------
  Comprehensive income                                                   32,754
                                                                       --------
Issuance of common stock
 under stock purchase
 plans                       172,435     3,078        --        --        3,078
Issuance of common stock
 under other stock plans   1,150,217    10,193        --        --       10,193
Value of stock options
 issued in Voicetek
 acquisition                      --    11,184        --        --       11,184
Income tax benefit for
 employee stock option
 transactions                     --     4,755        --        --        4,755
Stock repurchased under
 stock repurchase
 program                  (2,010,000)  (31,602)       --        --      (31,602)
                          ----------  --------  --------    ------     --------
BALANCES, DECEMBER 31,
 1998                     49,309,383  $142,132  $156,445     $(420)    $298,157
                          ----------  --------  --------    ------     --------

See Notes to Consolidated Financial Statements.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                            1998      1997     1996
------------------------                        --------  --------  -------
(in thousands)
Cash flows from operating activities:
 Net income                                     $ 32,490  $ 35,182  $37,633
 Reconciliation of net income to cash provided
  by operating activities:
  Depreciation and amortization                   35,615    17,170   16,296
  Purchased in-process technology                  9,899     4,910       --
  Gain on the sale of equity securities               --    (2,070)      --
  Noncash interest expense on debentures           3,530        --       --
  Deferred taxes                                   3,359    (9,284)   1,263
  Changes in assets and liabilities, net of
   effects from companies acquired in
   1998 and 1997:
    Accounts receivable                          (40,649)  (34,865) (12,024)
    Inventories                                   (3,701)    2,904   (4,265)
    Other current assets and other assets         (2,630)    7,463   (5,454)
    Accounts payable                               5,309      (645)  (3,966)
    Accrued compensation and related benefits     10,311     5,406       67
    Accrued intellectual property settlement     (14,000)   14,000       --
    Other accrued liabilities                     (6,949)   19,131    9,147
    Customer deposits and deferred revenue        10,459    (3,624)  10,078
                                                --------  --------  -------
     Cash provided by operating activities        43,043    55,678   48,775
Cash flows from financing activities:
 Repurchase of common stock                      (31,602)       --       --
 Other common stock transactions--net             13,271     9,533    7,782
 Payments on notes payable                       (16,944)       --       --
 Net proceeds from issuance of debentures        145,708        --       --
                                                --------  --------  -------
     Cash provided by financing activities       110,433     9,533    7,782
Cash flows from investing activities:
 Short-term investment purchases                (266,511)  (41,936) (93,174)
 Short-term investment sales and maturities      177,641    69,781   96,531
 Acquisition of intellectual property             (3,284)   (9,750)      --
 Property and equipment purchases                (28,884)  (24,922) (33,210)
 Purchase of company, net of cash acquired       (71,382)     (278)      --
                                                --------  --------  -------
     Cash used in investing activities          (192,420)   (7,105) (29,853)
Effect of exchange rate changes on cash and
 cash equivalents                                    (31)      (56)    (810)
                                                --------  --------  -------
Increase (decrease) in cash and cash equiva-
 lents                                           (38,975)   58,050   25,894
Cash and cash equivalents:
 Beginning of year                               106,046    47,996   22,102
                                                --------  --------  -------
 End of year                                    $ 67,071  $106,046  $47,996
                                                --------  --------  -------
Supplemental disclosure of cash flow informa-
 tion:
 Cash paid for interest                         $    503  $    379  $ 3,127
 Cash paid for income taxes                     $ 31,625  $ 24,047  $18,852
Supplemental schedule of noncash investing and
 financing activities:
 Stock options issued in conjunction with
  acquisition of company                        $ 11,184        --       --
 Income tax benefit from employee stock
  transactions                                  $  4,755  $  2,195  $ 4,177
 Notes payable issued in connection with the
  acquisition of intellectual property, net of
  discount of $1,570                                  --  $  8,430       --
 Conversion of convertible subordinated
  debentures into shares of common stock, net
  of amortized debt issuance costs of $1,233          --        --  $53,767

See Notes to Consolidated Financial Statements.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Organization and Significant Accounting Policies

Organization

Aspect Telecommunications Corporation (Aspect or the Company) is a provider of integrated software suites designed to enable companies to deliver responsive and cost-effective customer service using call center solutions to interact with their customers via voice, data, the Internet, and e-mail. Aspect also consults, trains, and delivers system integration services to help organizations effectively plan, integrate and manage call centers. The Company markets its products and services worldwide to enterprises in a broad array of industries including financial services, government, health care, retailing, technology, telecommunications, and transportation.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents.

Investments

The Company has classified all of its marketable securities as available-for-sale securities. While the Company may hold debt securities to maturity, the Company has classified all debt securities as available-for-sale securities, as the sale of such securities may be required prior to maturity to implement management's strategies. The carrying value of these securities is adjusted to fair market value, with unrealized gains and losses, net of deferred taxes, being excluded from earnings and reported as a separate component of accumulated other comprehensive income (loss) in the Consolidated Statements of Shareholders' Equity. Cost is based on the specific identification method for purposes of computing realized gains or losses.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of two to thirty years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

Intangible Assets

Intangible assets of $119 million (net of accumulated amortization of $24 million) at December 31, 1998, consist of $52 million of goodwill and $67 million of other intangible assets. Intangible assets of $43 million (net of accumulated amortization of $9 million) at December 31, 1997, consist of $8 million of goodwill and $35 million of other intangible assets. Other intangible assets include purchased existing technology, purchased intellectual property, assembled workforce, and customer relationships and sales channels. These intangible assets are amortized on a straight-line basis over periods of two to ten years (See Note 2).

Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Software Development Costs

The costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

capitalized in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86, "Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed." Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

Revenue Recognition

Beginning in 1998, the Company adopted Statement of Position 97-2 "Software Revenue Recognition" as amended by Statements of Position 98-4 and 98-9. The effect of adoption did not have a material impact on the Company's financial position or results of operations. The Company generally recognizes product and license revenue upon delivery under an executed agreement, when the fee is fixed and determinable, and when collection is probable. Customer support revenues include ongoing maintenance contract revenues, which are recognized ratably over the contract period, consulting and system integration revenues which are recognized on a percentage of completion basis, and installation revenues which are recognized at the time the service is provided. Revenues are recorded net of sales returns and allowances. Product warranty costs are accrued when revenue is recognized.

Customer Deposits and Deferred Revenue

Customer deposits primarily represent payments received from customers upon product order. Deferred revenue primarily represents payments received from customers for maintenance or products prior to revenue recognition.

Advertising Expenses

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expenses for the years ended December 31, 1998, 1997, and 1996, were $3.2 million, $1.4 million, and $1.6 million, respectively.

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes," which uses the asset and liability method.

Stock-Based Compensation

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees."

Per Share Information

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share further includes the dilutive impact of stock options and, for 1996, the incremental shares related to convertible subordinated debentures that were redeemed in October 1996. The shares issuable upon conversion of the 1998 debentures were not included in the computation as this inclusion would have been anti-dilutive. See Note 13 for the calculation of basic and diluted earnings per share for all periods presented.

Foreign Currency Translation and Foreign Exchange Contracts

Operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency for each subsidiary. Assets and liabilities of the foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect as of the balance sheet dates, and results of operations for each subsidiary are translated using the average rates in effect for the periods presented. Translation adjustments are reported as a separate component of accumulated other comprehensive income (loss) in the Consolidated Statements of Shareholders' Equity. Foreign currency transaction gains and losses, which are included in the Consolidated Statements of Income, have not been material in any of the three years presented. The Company enters into foreign exchange contracts which are designed to act as a hedge against intercompany account balances. Market value gains and losses on these contracts offset foreign exchange gains or losses on the balances being hedged.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Certain Significant Risks and Uncertainties

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

The Company sells its products primarily to large organizations in diversified industries worldwide. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require its customers to provide collateral or other security to support accounts receivable. The Company maintains an allowance for doubtful accounts based on an assessment of the collectibility of such accounts.

The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control, that could have a material adverse effect on the Company's business, operating results, or financial condition. These risks include variability and uncertainty of revenues and operating results; stock prices, product concentration, technological change, and new products; changing business focus, competition; intellectual property/litigation; management of growth; dependence on key personnel; limited sources of component supply; licenses from third parties; geographic concentration; acquisitions and investments; international operations; regulatory requirements; debt and debt service; expansion of distribution channels; and year 2000 compliance issues.

Reclassifications

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board (FASB) adopted SFAS No. 130, "Reporting Comprehensive Income," which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources. The Company adopted the statement during the first quarter of 1998 and has presented comprehensive income (loss) in the Consolidated Statements of Shareholders' Equity. Accumulated other comprehensive loss at December 31, 1998 and 1997 is comprised of accumulated net translation adjustments of ($814,000) and ($1,951,000), respectively, and accumulated net unrealized gains on available-for-sale securities of $394,000 and $1,267,000, respectively.

New Accounting Pronouncements

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). This statement provides guidance for an enterprise on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. On a forward-looking basis, the Company anticipates that accounting for transactions under SOP 98-1 will not have a material impact on the Company's financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not believe adoption of this statement will have a material impact on the Company's financial position or results of operations.

Note 2: Business Combinations and Other Acquisitions

In May 1998, the Company acquired Voicetek Corporation (Voicetek), a leading supplier of interactive voice response (IVR) and intelligent network (IN) applications, based in Chelmsford, Massachusetts. The transaction was intended to augment Aspect customer premise IVR product offerings, strengthen the Company's position in the network service provider marketplace, and extend the Company's original equipment manufacturer sales channel capabilities. The transaction was accounted for as a purchase. The Company paid approximately $72 million in cash for all Voicetek

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

common and preferred shares outstanding and converted all outstanding Voicetek options into options to purchase approximately 450,000 shares of Aspect common stock with a fair value of approximately $11 million plus transaction costs of approximately $3 million, and assumed certain operating assets and liabilities. The total purchase price and final allocation among the tangible and intangible assets and liabilities acquired (including purchased in-process technology) are summarized as follows:

(in thousands except                                                                  Amortization
years)                                                                               Period (years)
Total purchase price:             Purchase price allocation:

Total cash consideration  $71,843 Tangible assets                          $  9,135
Value of options assumed   11,184 Intangible assets:
Transaction costs           2,962 Developed and core technology              28,835        7
                                  Assembled workforce                         2,441        4
                                  Customer relationships and sales channel    7,685        5
                                  Goodwill                                   50,875        7
                                  In-process technology                       9,899     Expensed
                                  Tangible liabilities                      (13,751)
                                  Deferred tax liabilities                   (9,130)
                          -------                                          --------
                          $85,989                                          $ 85,989
                          =======                                          ========

The above valuation is based on management's estimates of the after-tax net cash flows, and gives explicit consideration to the SEC's views on purchased in-process technology as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants. Specifically, the valuation gave consideration to the following: (i) a fair market value premise was employed, excluding any Aspect-specific considerations that would result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets including trademarks/tradenames, patents, copyrights, non-compete agreements, assembled workforce, and customer relationships and sales channel; (iii) the value of core technology was explicitly addressed, with a view toward ensuring that the relative allocations to core technology and in-process technology were consistent with the relative contributions of each to the final product; (iv) the allocation to in-process technology was based on a calculation that considered only the efforts completed as of the transaction date, and only the cash flows associated with said completed efforts for one generation of the products currently in process; and (v) it was assessed by the Company's independent accountants and deemed reasonable in light of all the quantitative and qualitative information available.

As noted above, Aspect recorded a one-time charge of $10 million in the second quarter of 1998 for purchased in-process technology related to two development projects that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain. The conclusion that each in-process development effort, or any material subcomponent, had no alternative future use was reached in consultation with engineering personnel from both Aspect and Voicetek.

The first of these projects is an IVR product that represents the next generation of Voicetek's Generations platform, ported to a Windows NT environment. The primary project tasks open include porting to Windows NT, compliance to industry-standard protocols, and various feature enhancements. At the time of acquisition, development remained on all tasks, and the estimated cost to complete was approximately $1.5 million. The second development project is a suite of personal communications services, which will provide modular, integrated applications for voice-activated dialing, single number service, personal assistant call screening, and unified message control. At the time of acquisition, most of the remaining development effort was focused on completing voice-activated dialing, additional coding for final feature development, and further testing. The estimated cost to complete was approximately $2 million. Management expects that both products being developed will become available for sale in fiscal 1999; however, no assurances can be given as to the availability, if any. Aspect will begin to benefit from the acquired research and development related to these products once they begin shipping. Failure to reach successful completion of these projects could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business, financial condition, or results of operations.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Significant assumptions used to determine the value of in-process technology included several factors. First, a forecast of net cash flows that were expected to result from the development effort, using projections prepared by Voicetek management, portions of which (1998 and 1999) were provided to Aspect's Board of Directors. Second, a percentage complete for each project (40% for the first project and 50% for the second project) estimated by considering a number of factors, including the costs invested to date relative to the expected total cost of the development effort and the amount of progress completed as of the transaction date, on a technological basis, relative to the overall technological achievements required to achieve the intended functionality of the eventual product. The technological issues were addressed by engineering representatives from both Aspect and Voicetek. Third, discount rates of approximately 28% and 23%, respectively, computed under two discount rate scenarios. The first discount rate was equivalent to the discount rate that would be employed in a fair value analysis; i.e., one that considers all cash flows associated with the project and resulting product, and therefore represents a blended rate of all the risks associated with the product. The second discount rate employed was moderately lower, and was intended to be reflective of the fact that the "exclusion method' considers only the completed portion of the development and cash flows associated with the same. The results of each scenario were not materially different, and our final allocation to in-process research and development was based on an average of the results of the two scenarios for each project. As of December 31, 1998, technological feasibility had not been reached with respect to either project and no significant departures from the assumptions included in the valuation analysis have occurred.

The operating results of Voicetek have been included in the consolidated statements of operations since the date of acquisition. Had the acquisition taken place at the beginning of 1997, the unaudited pro forma results of operations would have been as follows for the year ended December 31, (in thousands, except per share data):

                                         1998     1997
                                     -------- --------
         Net revenues                $520,383 $418,848
         Net income                  $ 31,656 $ 15,421
         Basic earnings per share    $   0.63 $   0.31
         Diluted earnings per share  $   0.60 $   0.29

The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles and goodwill, interest income associated with funding the acquisition and entries to conform to the Company's accounting policies. The $10 million charge for purchased in-process technology has been excluded from the pro forma results as it is a material non-recurring charge.

In October 1997, the Company acquired certain rights to two intellectual property portfolios by paying $9.8 million in cash and issuing $10 million in notes payable. In July and September 1998, the Company acquired remaining rights under these intellectual portfolios (see Note 7).

In September 1997, the Company acquired Commerce Soft Inc. (Commerce Soft), a developer of customer interaction technology. In connection with the acquisition, the Company issued approximately 177,000 shares of common stock for all the outstanding stock of Commerce Soft and assumed outstanding Commerce Soft stock options, which were converted to options to purchase approximately 21,000 shares of the Company's common stock. The transaction was accounted for as a purchase that resulted in a one-time charge of $5 million related to in-process technology. The remaining portion of the purchase price that exceeded the net assets of Commerce Soft was recorded as intangible assets and is being amortized over a period of two years. The operating results of Commerce Soft have been included in the consolidated statements of income since the date of acquisition. Pro forma results, as though Commerce Soft were acquired at the beginning of 1996, are not disclosed as they are insignificant to the 1997 and 1996 results of operations.

In October 1996, the Company acquired Prospect Software, Inc. (Prospect), by issuing 280,000 shares of common stock for all of the outstanding stock of Prospect. Prospect is a provider of application development tools for building connectivity to a variety of call center systems and network-based computer applications. The acquisition was accounted for as a pooling of interests.

In September 1996, the Company acquired Envoy Holdings Limited (Envoy) by issuing approximately 211,000 shares of common stock for all of the outstanding stock of Envoy. Envoy Systems Limited, the primary operating subsidiary of

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Envoy, provides call center and telebusiness solutions to help improve customer service through consulting services, software, and systems integration. The acquisition was accounted for as a pooling of interests.

All financial data for 1996 reflects the acquisitions of Envoy and Prospect, and all material intercompany transactions during such period have been eliminated. As the historical operations of Envoy and Prospect were not significant to any year presented, the Company's financial statements for prior years have not been restated and the financial effect of the prior years' results of operations of Envoy and Prospect has been accounted for as a $602,000 increase to retained earnings in 1996.

Summarized results of operations of the separate companies for the nine months ended September 30, 1996, are as follows (in thousands):

                                Net Revenues  Net Income
                                ------------  ----------
       Aspect                       $215,613     $26,646
       Envoy                           2,638         157
       Envoy acquisition costs            --        (374)
       Prospect                        2,378         883
       Eliminations                     (475)       (123)
                                    --------     -------
                                    $220,154     $27,189
                                    --------     -------

Note 3: Investments

Short-term investments at December 31 consist of the following (in thousands):

                                                    1998
                                  -----------------------------------------
                                                 Gross      Gross
                                  Amortized Unrealized Unrealized    Market
                                       Cost      Gains     Losses     Value
                                  --------- ---------- ----------  --------
       Corporate notes and bonds   $ 52,111       $202       $(23) $ 52,290
       Municipal obligations         38,868        266         --    39,134
       Government obligations        37,576         83        (43)   37,616
                                   --------       ----       ----  --------
         Total                     $128,555       $551       $(66) $129,040
                                   --------       ----       ----  --------
                                                    1997
                                  -----------------------------------------
                                                 Gross      Gross
                                  Amortized Unrealized Unrealized    Market
                                       Cost      Gains     Losses     Value
                                  --------- ---------- ----------  --------
       Corporate notes and bonds   $  2,946       $  2       $ (4) $  2,944
       Municipal obligations         32,760         29        (13)   32,776
       Government obligations         2,455          2         --     2,457
       Foreign debt issues            1,991          2         --     1,993
                                   --------       ----       ----  --------
         Total                     $ 40,152       $ 35       $(17) $ 40,170
                                   --------       ----       ----  --------

The maturity of short-term investments at December 31, 1998, was as follows (in thousands):

                                      Market Value
                                  --------------------
                                    Within      One to
                                  One Year Three Years
                                  -------- -----------
       Corporate notes and bonds    $6,824    $ 43,638
       Municipal obligations            --      39,134
       Goverment obligations            --      39,444
                                    ------    --------
         Total                      $6,824    $122,216
                                    ------    --------

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Included in other current assets at December 31, 1997, is an investment in equity securities with a market value of $2,261,000 (cost of $169,000). During 1998 this investment in equity securities was donated in lieu of cash to fund the Company's corporate giving program.

The Company realized a gain of $2,070,000 from the sale of appreciated equity securities in 1997. Realized gains and losses were not significant in 1998 and 1996.

Note 4: Inventories

Inventories at December 31 consist of (in thousands):

                                1998    1997
                             ------- -------
           Raw materials     $ 9,494 $ 5,331
           Work in progress    4,829   3,624
           Finished goods      4,593   3,351
                             ------- -------
             Total           $18,916 $12,306
                             ------- -------

Note 5: Property and Equipment

Property and equipment at December 31 consist of (in thousands):

                                                   1998      1997
                                               --------  --------
           Land                                $  3,914  $  3,912
           Building and improvements              9,825     9,820
           Computer and development equipment    76,186    55,669
           Field spares                          17,785    15,034
           Office equipment                      31,002    23,669
           Leasehold improvements                19,051    12,064
                                               --------  --------
             Total                              157,763   120,168
           Accumulated depreciation and
            amortization                        (88,571)  (61,464)
                                               --------  --------
           Property and equipment, net         $ 69,192  $ 58,704
                                               --------  --------

Note 6: Other Accrued Liabilities

Other accrued liabilities at December 31 consist of (in thousands):

                                              1998    1997
                                           ------- -------
           Accrued product warranty costs  $ 3,347 $ 3,948
           Accrued sales and use taxes       7,825   3,254
           Income taxes payable                 --  12,048
           Other accrued expenses           23,557  17,085
                                           ------- -------
             Total                         $34,729 $36,335
                                           ------- -------

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7: Convertible Subordinated Debentures and Notes Payable

In August 1998, the Company completed a private placement of approximately $150 million ($490 million principal amount at maturity) of zero coupon convertible subordinated debentures due 2018. The debentures are priced at a yield to maturity of 6% per annum and are convertible into Aspect common stock anytime prior to maturity at a conversion rate of 8.713 shares per $1,000 principal amount. Holders can require Aspect to repurchase the debentures on August 10, 2003, August 10, 2008, and August 10, 2013, for cash; or at the election of Aspect, for Aspect common stock, if certain conditions are met. The debentures are not secured by any Aspect assets and are subordinated in right of payment to all of Aspect senior indebtedness and effectively subordinated to the debt of Aspect's subsidiaries. On October 30, 1998, the Company filed a registration statement with the Securities and Exchange Commission to register the debentures and shares of Aspect Common Stock issuable upon conversion for resale. Debt issuance costs of approximately $4.5 million, net of amortization of approximately $0.1 million, are included in other assets at December 31, 1998, and are being amortized over the life of the debt.

In October 1997, the Company acquired certain rights to two intellectual property portfolios by paying $9.8 million in cash and issuing $10 million in notes payable. These notes were stated net of $1.6 million in discounts with imputed interest rates of 7%, and were payable in installments over the next five to six years. In July and September 1998, the Company acquired remaining rights under these intellectual portfolios by making additional payments of $7.5 million and $3.8 million, respectively.

A note relating to the 1995 acquisition of TCS was payable on October 31, 1998. In November 1998, $1.2 million was paid on this note and the Company intends to pay an additional $1.3 million in February 1999. Payment of the remaining balance of $2 million on this note is being delayed pending resolution of various tax matters relating to periods prior to the Company's acquisition of TCS.

Note 8: Shareholders' Equity

Stock Option Plans

Under the Company's stock option plans, incentive and nonqualified stock options may be granted to employees, officers, and directors. All options must be granted at fair market value. Options granted to nondirectors become exercisable as determined by the Board of Directors (generally over three or four years) and typically expire seven to ten years after the date of grant. Options granted to outside directors become exercisable over four years and currently expire ten years after the date of grant.

A summary of stock option activity follows:

                                                       Weighted-
                                                         Average
                                            Number of   Exercise
                                               Shares      Price
                                           ----------  ---------
           Outstanding, January 1, 1996     6,842,762   $ 8.75
           Granted                          2,554,000   $25.84
           Canceled                          (525,089)  $13.05
           Exercised                         (723,724)  $ 6.16
                                           ----------   ------
           Outstanding, December 31, 1996   8,147,949   $14.06
                                           ----------   ------
           Granted                          2,256,584   $22.82
           Canceled                          (684,971)  $19.00
           Exercised                         (771,030)  $ 6.77
                                           ----------   ------
           Outstanding, December 31, 1997   8,948,532   $16.52
                                           ----------   ------
           Granted                          7,549,395   $20.70
           Canceled                        (4,819,269)  $25.52
           Exercised                       (1,149,816)  $ 8.92
                                           ----------   ------
           Outstanding, December 31, 1998  10,528,842   $15.55
                                           ----------   ------

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table summarizes information about stock options outstanding at December 31, 1998:

                              Options Outstanding           Options Exercisable
                     ------------------------------------- ---------------------
                                       Weighted-
                                         Average Weighted-             Weighted-
                                       Remaining   Average               Average
          Range of        Number     Contractual  Exercise      Number  Exercise
   Exercise Prices   Outstanding Life (in years)     Price Exercisable     Price
   ---------------   ----------- --------------- --------- ----------- ---------
     $ 0.16-$ 5.63     1,210,667      3.62          $ 3.34   1,208,592    $ 3.34
     $ 6.50-$ 8.50       292,201      7.18          $ 7.88     156,464    $ 7.52
     $ 8.66-$12.56     1,661,646      5.88          $10.41   1,296,556    $10.30
     $12.75-$18.50     5,987,766      8.23          $17.65     880,232    $16.94
     $19.63-$28.50     1,363,312      8.10          $24.92     423,280    $24.31
     $28.88-$32.02        13,250      8.66          $30.04       2,806    $31.04
     -------------    ----------      ----          ------   ---------    ------
     $ 0.16-$32.02    10,528,842      7.28          $15.55   3,967,930    $11.05
     -------------    ----------      ----          ------   ---------    ------

At December 31, 1998, 2,166,450 shares were available for future grant under the Company's stock option plans. At December 31, 1997 and 1996, options to purchase 3,981,370 and 2,814,004 shares, respectively, were exercisable at weighted-average exercise prices of $11.44 and $6.91, respectively.

Stock Option Exchange Program

In October 1998, the Company's Board of Directors approved an option exchange program for all current outstanding options with exercise prices in excess of $17.50 per share. Executive officers and non-employee directors of the Company were not eligible to participate in the exchange program. Under this program, eligible employees could elect to exchange existing options with higher exercise prices for the same number of replacement options with an exercise price equal to the closing sale price of the Company's common stock on November 21, 1998. Replacement options were granted with a one-year exercise prohibition period. The vesting schedule for unvested shares and the final expiration date of the replacement options remained the same as the expiring option. On November 21, 1998, 3.8 million options with exercise prices ranging from $19.63 to $32.02 per share were exchanged for the same number of options with an exercise price of $18.50 per share.

Stock Repurchase Program

In October 1998, the Company's Board of Directors approved a stock repurchase program to acquire up to 5 million shares of its common stock. The shares may be purchased in the open market or through private transactions. The number of shares to be purchased and the timing of purchases will be based on several conditions, including the price of the Company's common stock, general market conditions and other factors. No time limit was set for the completion of the program. As of December 31, 1998, 2,010,000 shares have been repurchased at an average acquisition price of $15.72. The Company has retired all shares repurchased during the year.

Employee Stock Purchase Plan

In April 1990, the Board of Directors established the 1990 Employee Stock Purchase Plan, under which 3,100,000 common shares are authorized for sale to qualified employees through payroll withholdings at a price equal to 85% of the lower of the fair market value as of the beginning or end of the offering period. At December 31, 1998, 2,033,941 shares had been issued under this plan.

Shares Reserved for Issuance

At December 31, 1998, the Company had reserved shares of common stock for issuance as follows:

             Stock option plans   12,695,292
             Stock purchase plan   1,066,059
             Other stock plans         7,430
                                  ----------
               Total              13,768,781
                                  ----------

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Stock-Based Compensation

The Company utilizes stock options to attract new employees and retain existing employees. Such options provide the grantee an opportunity to purchase the Company's common stock at the fair market value of such shares as of the date of grant, pursuant to a vesting period. The options expire based on the earlier of the employee's termination date or typically ten years from the grant date. In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 requires that the fair value of stock-based awards to employees be calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock-based awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Accordingly, management believes that the pro forma amounts below, which are based on the methodology required under SFAS 123, do not necessarily provide a reliable single measure of the fair value of the Company's stock-based awards.

SFAS 123 encourages, but does not require, companies to record compensation cost for stock-based awards at fair value. Under this method, compensation cost is measured based on the fair value of the stock award when granted, and is recognized as an expense over the service period, which is usually the vesting period. The Company accounts for stock-based awards using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had the compensation cost for the Company's stock-based awards been determined based on the fair value at the grant dates for awards under those plans beginning in 1995 consistent with the method of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                   1998    1997    1996
                                                ------- ------- -------
        Net income                  As reported $32,490 $35,182 $37,633
                                    Pro forma   $15,632 $21,267 $27,849

        Basic earnings per share    As reported $  0.64 $  0.71 $  0.86
                                    Pro forma   $  0.31 $  0.43 $  0.63

        Diluted earnings per share  As reported $  0.61 $  0.67 $  0.75
                                    Pro forma   $  0.29 $  0.41 $  0.56

The initial impact of adopting SFAS 123 disclosures may not be representative of the effect on pro forma net income and earnings per share in future years because the impact of outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculations, options vest over several years, and additional option grants may be made each year.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected life, seven months following vesting; stock volatility, approximately 63% in 1998, and 50% in 1997 and 1996; risk-free interest rate, approximately 5% in 1998, and 6% in 1997 and 1996; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. The weighted-average fair value of options granted during 1998, 1997, and 1996 was approximately $8.50, $9.50, and $10.00, respectively.

The fair value of the employees' purchase rights under the Employee Stock Purchase Plan was estimated using the Black-Scholes model with the following weighted-average assumptions: expected life, six months; expected volatility, 72% in 1998 and 1997, and 54% in 1996; risk-free interest rate, approximately 5% in 1998, and 6% in 1997 and 1996; and no dividends during the expected term. The weighted-average fair value of purchase rights granted in 1998, 1997, and 1996, was approximately $9.00, $9.00, and $6.00, respectively.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9: Income Taxes

Tax provisions for the years ended December 31 consist of (in thousands):

                          1998    1997     1996
                       ------- -------  -------
           Current:
            Federal    $17,882 $27,183  $16,303
            State        3,533   4,855    2,371
            Foreign      1,985   2,342    2,258
                       ------- -------  -------
             Subtotal   23,400  34,380   20,932

           Deferred:
            Federal      3,159  (8,217)   1,294
            State          200  (1,067)     (31)
                       ------- -------  -------
             Subtotal    3,359  (9,284)   1,263
                       ------- -------  -------
              Total    $26,759 $25,096  $22,195
                       ------- -------  -------

Income before income taxes for the years ended December 31 consists of (in thousands):

                           1998    1997    1996
                        ------- ------- -------
           Domestic     $57,348 $53,095 $53,707
           Foreign-net    1,901   7,183   6,121
                        ------- ------- -------
             Total      $59,249 $60,278 $59,828
                        ------- ------- -------

A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of income before income taxes for the years ended December 31 was as follows:

                               1998  1997  1996
                               ----  ----  ----
     Tax at statutory rate     35.0% 35.0% 35.0%
     State income taxes--net
      of federal effect         4.1   4.1   3.8
     Nondeductible goodwill
      amortization              2.6    --    --
     Research and development
      tax credits              (1.5) (1.6) (0.8)
     Tax exempt investment
      income                   (1.2) (1.0) (0.7)
     Foreign sales
      corporation benefit      (1.0) (0.8) (0.5)
     Other                      0.7   2.8   0.3
                               ----  ----  ----
       Subtotal                38.7  38.5  37.1

     Nondeductible charge for
      purchased in-process
      technology                6.5   3.1    --
                               ----  ----  ----
       Total                   45.2% 41.6% 37.1%
                               ----  ----  ----

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss carryforwards. Significant components of the Company's deferred income tax assets and liabilities as of December 31 were as follows (in thousands):

                                                          1998     1997
                                                      --------  -------
       Deferred tax assets:
        Accruals                                      $  9,510  $12,258
        Depreciation and amortization                    3,678    2,992
        Net operating loss carryforward of purchased
         company                                         5,500       --
        Other deferred tax assets                          473      618
                                                      --------  -------
         Total deferred tax assets                    $ 19,161  $15,868
                                                      --------  -------
       Deferred tax liabilities:
        Unrealized gains on investments               $   (257) $  (793)
        Nondeductible intangible amortization          (13,641)      --
        Other deferred tax liabilities                    (873)    (136)
                                                      --------  -------
         Total deferred tax liabilities               $(14,771) $  (929)
                                                      --------  -------
          Net deferred tax asset                      $  4,390  $14,939
                                                      --------  -------

At December 31, 1998 and 1997, other current assets included net current deferred tax assets of $8.7 million and $14.9 million, respectively. At December 31, 1998, the Company had approximately $15.7 million of U.S. net operating loss carryovers from its acquisition of Voicetek. These net operating losses will expire beginning in 2004. The amount of net operating losses relating to the Voicetek acquisition that can be utilized in any given year to reduce certain future taxable income may be limited.

Note 10: Commitments

Certain manufacturing and administrative facilities are leased under operating leases through 2013. Certain leases provide for escalating rental payments over the lease period, and rent expense for such leases is recognized on a straight-line basis over the terms of the leases. Rent expense was $10.4 million, $6.4 million, and $5.6 million, in 1998, 1997, and 1996, respectively.

Future minimum payments under the Company's operating leases at December 31, 1998, are (in thousands):

               1999                 $10,906
               2000                  10,125
               2001                   7,859
               2002                   6,174
               2003                   4,660
               2004 and thereafter   33,878
                                    -------
                 Total              $73,602
                                    -------

Note 11: Litigation

The segment of the telecommunications market that includes the Company's products has been characterized by extensive litigation regarding patents and other intellectual property rights. As is common in the telecommunications industry, the Company has been in the past and may in the future be notified of claims that its products or services are subject to patents or other proprietary rights of third parties. While the Company is not aware that its products or processes infringe any valid third-party patents or proprietary rights, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. Periodically, the Company negotiates with third parties to establish patent license or cross-license agreements. There can be no assurance that such negotiations will result in the Company obtaining a license on

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

satisfactory terms or at all. Moreover, license agreements with third parties may not include all intellectual property rights that may be issued to or owned by the licensors, and thus future disputes with these companies are possible. In the event an intellectual property dispute is not settled through a license, litigation could ensue. Any litigation, or interference proceedings that may be declared by the United States Patent and Trademark Office to determine the priority of inventions, could result in substantial expense to the Company and significant diversion of effort by the Company's technical and managerial personnel. An adverse determination in such litigation or proceeding, could prevent the Company from making, using, or selling certain of its products, and subject the Company to damage assessments, all of which could have a material adverse effect on the Company's business, operating results, or financial condition.

On March 5, 1997, Lucent filed a lawsuit in the United States District Court for the Eastern District of Pennsylvania alleging that the Company infringed four of Lucent's U.S. patents (the Lucent Patents). In its complaint, Lucent sought to enjoin the Company from allegedly continuing to infringe the Lucent Patents and sought an unspecified amount of compensatory damages; treble damages for alleged willful infringement; and interest, expenses, and attorneys' fees. On February 4, 1998, the Company filed a complaint in the United States District Court, Northern District of California, asserting that Lucent infringed seven Aspect patents. Lucent responded by filing for a declaratory judgment regarding these Aspect patents in the United States District Court, Northern District of Texas. On February 27, 1998, the Company announced that it entered into a patent cross-license agreement with Lucent, under which each party agreed to dismiss their patent lawsuits against each other, released each other from claims of past infringement, and settled their patent disputes. Under the agreement, Aspect paid Lucent a one-time fee and, for the duration of the cross-license agreement, will pay royalties that are not expected to be material to Aspect's future results of operations. As part of the settlement, Aspect recorded a non-recurring charge of $14 million ($0.17 per diluted share) for the quarter and year ended December 31, 1997.

In addition, the Company is from time to time involved in litigation or claims that arise in the normal course of business. The Company does not expect that any current litigation or claims will have a material adverse effect on the Company's business, operating results, or financial condition.

Note 12: Employee Benefit Plan

Qualified employees are eligible to participate in the Company's 401(k) tax-deferred savings plan. Participants may contribute up to 17% of their eligible earnings (up to a maximum contribution of $10,000 in 1998) to this plan, for which the Company, at the discretion of the Board of Directors and within certain limitations, may make matching contributions, in addition to discretionary contributions to cover the administrative costs of the plan. Contributions made by the Company to the plan were $2.3 million in 1998 and 1997, and $1.8 million in 1996.

Note 13: Earnings Per Share

Basic and diluted EPS for the years ended December 31 are calculated as follows (in thousands, except per share data):

                                                      1998    1997    1996
                                                   ------- ------- -------
Basic EPS:
 Weighted average shares outstanding                50,459  49,302  43,917
 Net income                                        $32,490 $35,182 $37,633
                                                   ------- ------- -------
  Basic EPS                                        $  0.64 $  0.71 $  0.86
                                                   ------- ------- -------
Diluted EPS:
 Weighted average shares outstanding                50,459  49,302  43,917
 Dilutive effect of options                          2,687   3,005   3,780
 Weighted average shares issuable upon assumed
  conversion of debt                                    --      --   4,466
                                                   ------- ------- -------
 Total                                              53,146  52,307  52,163

 Net income                                        $32,490 $35,182 $37,633
 Interest expense during the period on convertible
  subordinated debentures, net of tax                   --      --   1,460
                                                   ------- ------- -------
 Net income adjusted for diluted calculation       $32,490 $35,182 $39,093
                                                   ------- ------- -------
  Diluted EPS                                      $  0.61 $  0.67 $  0.75
                                                   ------- ------- -------

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


At December 31, 1998, the Company had common stock options outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted earnings per share as the common stock options' exercise prices were greater than the average market price of the common shares for the period. For the years ended December 31, 1998, 1997 and 1996, 2.9 million, 2.7 million and 0.3 million shares, respectively, of such common stock were excluded from the diluted earnings per share computations. Additionally, as of December 31, 1998, there were 4.3 million shares of common stock issuable upon conversion of debentures. The weighted average of these shares (1.7 million shares), and the effect of accrued interest expense on the debentures was not included in the calculation of diluted earnings per share for the year ended December 31, 1998 because the inclusion would have been anti-dilutive.

Note 14: Segment, Geographic and Customer Information

The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131), at December 31, 1998. SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Under SFAS 131, the Company's operations are reported as one operating segment. For the year ended December 31, 1998, the Company recorded revenue from customers throughout the United States and Canada; Europe; Latin America and Asia Pacific.

The following presents net revenues for the years ended December 31, 1998, 1997, and 1996 and long-lived assets as of December 31, 1998, 1997, and 1996 by geographic area (in thousands):

                                        1998      1997      1996
                                    --------  --------  --------
       Net revenues:
        United States               $438,833  $337,020  $270,059
        United Kingdom                82,678    60,876    45,221
        Other International (<10%)    60,468    43,514    24,070
        Eliminations                 (69,663)  (50,768)  (30,647)
                                    --------  --------  --------
         Total Consolidated         $512,316  $390,642  $308,703
                                    --------  --------  --------
       Long-lived assets:
        United States               $199,044  $ 98,979  $ 77,687
        United Kingdom                 9,778     6,605     6,490
        Other International (<10%)     6,765     4,494     3,188
        Eliminations                 (17,593)   (5,566)   (3,396)
                                    --------  --------  --------
         Total Consolidated         $197,994  $104,512  $ 83,969
                                    --------  --------  --------

Net revenues are based on the country from which customers are invoiced and revenue is recognized. No single customer accounted for 10% or more of net revenues in 1998, 1997, or 1996.

Note 15: Financial Instruments Fair Value Disclosure

The following summary disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS
107), which requires the disclosure of fair value information about both on- and off-balance sheet financial instruments where it is practicable to estimate the value. Fair value is defined in SFAS 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Because SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company. Amounts at December 31 consist of (in thousands):

                                               1998                1997
                                        ------------------- -------------------
                                        Carrying  Estimated Carrying  Estimated
                                          Amount Fair Value   Amount Fair Value
                                        -------- ---------- -------- ----------
     Assets:
      Cash and cash equivalents         $67,071   $67,071   $106,046  $106,046
      Short-term investments            129,040   129,040     40,170    40,170
      Investments in equity securities    3,600     3,600      2,261     2,261

     Commitments:
      Foreign exchange contracts        $64,943   $66,018   $ 11,063  $ 11,059

At December 31, 1998 and 1997, the Company had approximately $134 million and $30 million respectively, of outstanding foreign exchange sale contracts (primarily British pound and deutsche mark). Of these open sale contracts, approximately $65 million and $11 million were hedges against intercompany balances at December 31, 1998 and 1997 respectively, and the remaining sale contracts of approximately $69 million and $19 million respectively, were offset by purchase contracts with common expiration dates in January of the following year. Unrealized gains or losses on foreign exchange contracts were not significant at December 31, 1998 and 1997. Other than the items disclosed in the previous table, the Company has not entered into any other material financial derivative instruments.

The fair value of cash and cash equivalents reported in the balance sheets approximate their carrying value. The fair value of short-term investments, investment in equity securities, and foreign exchange contracts is based on quoted market prices.

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Aspect Telecommunications
Corporation:

We have audited the accompanying consolidated balance sheets of Aspect Telecommunications Corporation and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Aspect Telecommunications Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
San Jose, California
January 18, 1999

Aspect Telecommunications Corporation   Annual Financial Report to Shareholders


                     QUARTERLY FINANCIAL DATA (unaudited)

                                1998 QUARTERS ENDED                    1997 QUARTERS ENDED
                        --------------------------------------  ------------------------------------
(in thousands, except   DEC. 31   SEPT. 30  JUNE 30   MAR. 31   DEC. 31   SEPT. 30  JUNE 30  MAR. 31
 per share data)        --------  --------  --------  --------  --------  --------  -------  -------
Net revenues            $134,816  $137,952  $126,091  $113,457  $106,290  $99,192   $93,542  $91,618
Gross margin              71,640    77,809    69,768    64,915    60,882   56,210    53,390   51,187
 (% of net revenues)          53%       56%       55%       57%       57%      57%       57%      56%
Income from operations     9,172    17,938     8,127    21,001     5,899   12,845    17,020   16,841
Net income              $  5,662  $ 11,242  $  1,689  $ 13,897  $  4,371  $ 7,009   $12,576  $11,226
 (% of net revenues)           4%        8%        1%       12%        4%       7%       13%      12%
Diluted earnings per
 share                  $   0.11  $   0.21  $   0.03  $   0.26  $   0.08  $  0.13   $  0.24  $  0.21
Quarterly stock price:
 High                   $  24.00  $  36.25  $  31.25  $  30.38  $  26.94  $ 26.25   $ 24.63  $ 33.63
 Low                    $  11.63  $  23.81  $  23.75  $  21.00  $  18.88  $ 17.88   $ 16.50  $ 18.75

Income from operations and net income in Q2 1998 include a $10 million ($0.19 per diluted share) non-recurring charge for purchased in-process technology.
Income from operations and net income in Q4 1997 include a $14 million ($0.17 per diluted share) non-recurring charge for an intellectual property settlement. Income from operations and net income in Q3 1997 include a $5 million ($0.09 per diluted share) non-recurring charge for purchased in-process technology. Net income in Q2 1997 includes a non-recurring $2 million
($0.02 per diluted share) gain on the sale of appreciated equity securities.

                                1998 QUARTERS ENDED                    1997 QUARTERS ENDED
                        --------------------------------------  ------------------------------------
(in thousands, except   DEC. 31   SEPT. 30  JUNE 30   MAR. 31   DEC. 31   SEPT. 30  JUNE 30  MAR. 31
 per share data)        --------  --------  --------  --------  --------  --------  -------  -------
Net income excluding
 non-recurring items    $  5,662  $ 11,242  $ 11,588  $ 13,897  $ 12,981  $11,919   $11,303  $11,226
Diluted earnings per
 share excluding non-
 recurring items        $   0.11  $   0.21  $   0.22  $   0.26  $   0.25  $  0.23   $  0.22  $  0.21

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders

                             CORPORATE INFORMATION

EXECUTIVE OFFICERS*         BOARD OF DIRECTORS          ANNUAL MEETING

James R. Carreker           James R. Carreker           Aspect
Chairman, President,        Chairman, President, and    Telecommunications
and Chief Executive         Chief Executive Officer     Corporation's annual
Officer                                                 meeting of shareholders
                            Aspect Telecommunications   will be held at
Deborah E. Barber Senior    Corporation                 4:00 p.m. on April 29,
Vice President, Human                                   1999, at the Company's
Resources and Corporate     Debra J. Engel Executive    headquarters.
Services                    Advisor3Com Corporation
                                                        CORPORATE HEADQUARTERS
Robert A. Blatt Vice        Norman A. Fogelsong
President, Corporate        General                     Aspect
Development                 PartnerInstitutional        Telecommunications
                            Venture Partners            1730 Fox Drive
Kathleen M. Cruz Senior                                 San Jose, California
Vice President,             James L. Patterson          95131-2312
Information Technology      Management Consultant       Tel: +  1 (408) 325-2200
and Chief Information                                       1 (800) 226-8441
Officer                     John W. Peth President      Fax: + 1 (408) 325-2260
                            and Chief Executive         www.aspect.com
Beatriz V. Infante          OfficerBusiness Resource
Executive Vice President,   Group                       SALES OFFICES AND
Products and Services                                   DISTRIBUTORS NORTH
                            SECRETARY                   AMERICA
Eric J. Keller Senior Vice
President, Finance and      Craig W. Johnson            Atlanta, Georgia
Chief Financial Officer     Director, Venture Law       Chicago, Illinois
                            Group                       Dallas, Texas
* As defined by Section                                 Greenbelt, Maryland
  16 of the Securities      INDEPENDENT AUDITORS        Irvine, California
  and Exchange Act of                                   Mexico City, Mexico
  1934                      Deloitte & Touche LLP       San Jose, California
                            San Jose, California        Seattle, Washington
OTHER OFFICERS                                          Toronto, Ontario,
                            LEGAL COUNSEL               Canada
Rod D. Butters Vice                                     White Plains, New York
President, Product          Venture Law Group
Strategy and Marketing      Menlo Park, California      EUROPE

Sheldon L. Dinkes Vice      TRANSFER AGENT              Amsterdam, The
President, OEM/Intelligent                              Netherlands
Network Sales               Boston EquiServe,           Brussels, Belgium
                            L.P.Boston,                 Copenhagen, Denmark
Clyde D. Foster Vice        Massachusetts               Dublin, Ireland
President, Global Solution                              Dusseldorf, Germany
Services                    INVESTOR RELATIONS          Frankfurt, Germany
                                                        London, England
Paul J. Gagne Vice          Additional copies of        Manchester, England
President, Strategic        this Annual Report and      Paris, France
Architecture and            other financial             Zurich, Switzerland
Technologies                information are
                            available without charge    ASIA-PACIFIC
Frederick H. Harder Vice    upon request to:
President, Product                                      Hong Kong
Readiness andOperations     Investor Relations          Singapore
                            Department                  Sydney, Australia
Linda F. Johnstone Vice                                 Tokyo, Japan
President, Europe, Middle   Aspect
East and Africa             Telecommunications          TCS MANAGEMENT GROUP,
                            1730 Fox Drive              INC.
Mark J. Meltzer Vice
President, General Counsel  San Jose, California        London, England
                            95131-2312                  Nashville, Tennessee
John D. Meyers Vice
President, Platforms and    Telephone: +1 (408) 325-    (c) 1999 Aspect
Systems Software            2629                        Telecommunications.
                                                        Aspect, the Aspect
Ronald W. Sandstrom Vice    E-mail:                     logo, and Affinity
President, Customer Self-   invest@aspect.com           Alliance are
Service Applications                                    trademarks or
                            STOCK LISTING               registered trademarks
D. Scott Sibuns Vice                                    of Aspect
President, Call Center      Aspect                      Telecommunications
Applications                Telecommunications          Corporation in the
                            Corporation's common        United States and/or
R. Dixon (Dirk) Speas, Jr.  stock is traded on the      other countries. All
Vice President, Asia-       Nasdaq Stock Market         other product or
Pacific and Latin America   under the symbol "ASPT."    service names
                            As of December 31, 1998,    mentioned in this
                            there were approximately    document may be
David M. Yoffie Vice        920 shareholders of         trademarks of the
President, Manufacturing    record of the Company's     companies with which
and Logistics               common stock.               they are associated.

                            DIVIDEND POLICY

                            The Company has never
                            paid cash dividends on
                            its capital stock. The
                            Company currently
                            anticipates that it will
                            retain all available
                            funds for use in its
                            business.

                                                                      1042-PS-99

                                  DETACH HERE

                                 [LOGO] ASPECT

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     ASPECT TELECOMMUNICATIONS CORPORATION

                      1999 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of Aspect Telecommunications Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated March 23, 1999, and hereby appoints James R. Carreker, Eric J. Keller and Craig W. Johnson, or any of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of Aspect Telecommunications Corporation to be held on April 29, 1999 at 4:00 p.m. at the Company's facilities located at 1730 Fox Drive, San Jose, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL LISTED DIRECTORS, FOR THE APPROVAL OF THE 1999 EQUITY INCENTIVE PLAN, FOR THE AMENDMENT TO THE 1990 EMPLOYEE STOCK PURCHASE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


---------------                                              ---------------
  SEE REVERSE    CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
      SIDE                                                        SIDE
---------------                                              ---------------

[LOGO] ASPECT
c/o EquiServe
P.O. Box 8040
Boston, MA 02268-8040




                                  DETACH HERE

[X] Please mark
    votes as in
    this example.

                                                                                                               FOR  AGAINST  ABSTAIN
    1. Election of Directors (page 2).                          2. Approval of the 1999 Equity Incentive Plan  [_]    [_]      [_]
                                                                   and the reservation of 1,500,000 shares of
       Nominees: James R. Carreker; Craig A. Conway;               the Company's Common Stock for issuance
                 Debra J. Engel; Norman A. Fogelsong;              thereunder (page 4).
                 John W. Peth.                                  3. Approval of an amendment to the 1990        [_]    [_]      [_]
                                                                   Employee Stock Purchase Plan to increase
                    FOR                     WITHHELD               the number of shares of Common Stock
                    ALL    [_]          [_] FROM ALL               reserved for issuance thereunder by
                  NOMINEES                  NOMINEES               500,000 shares (page 7).
                                                                4. Ratification of Deliotte & Touche LLP as    [_]    [_]      [_]
    [_] ___________________________________________                independent auditors (page 10).
         For all nominee(s) except as noted above.
                                                                and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

                                                                MARK HERE IF YOU PLAN TO ATTEND THE MEETING                    [_]

                                                                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                  [_]

                                                                (This Proxy should be marked, dated, signed by the shareholder(s)
                                                                exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:______________________________ Date: ______________ Signature:______________________________ Date: ______________